                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Medical Alliance, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
                  N/A
        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:
                  N/A
        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        The fee was determined as follows:
        one-fiftieth of one percent of $14.4 million.
        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:
                  $14,400,000
        -----------------------------------------------------------------------

   (5)  Total fee paid:
                  $2,880.00
        -----------------------------------------------------------------------

   [X]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                             MEDICAL ALLIANCE, INC.
                               2445 GATEWAY DRIVE
                                   SUITE 150
                                IRVING, TX 75063

                                November 8, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Medical Alliance, Inc., a Texas corporation ("Medical Alliance"), to be held at 10:00 a.m., local time, on Thursday, December 7, 2000, at the Harvey Hotel, 4545 W. John Carpenter Freeway, Irving, Texas 75063. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the approval of the transactions contemplated by the Asset Purchase Agreement, including the sale of substantially all of the assets constituting the medical business of Medical Alliance, the approval to amend Medical Alliance's Articles of Incorporation to change the name of Medical Alliance to "MAII Holdings, Inc.," the election of three directors, and such other matters that shall properly come before the Meeting or any adjournments thereof. We have enclosed a copy of Medical Alliance's Annual Report for the fiscal year ended December 31, 1999.

     Directors and officers of Medical Alliance will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend.

     Medical Alliance's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of Medical Alliance and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly. Whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your Proxy. It is important that your shares be represented and voted at the Meeting.

     On behalf of your Board of Directors, thank you for your support.

                                             Sincerely,

                                      /s/ PAUL R. HERCHMAN
                                             Paul R. Herchman
                                             Chairman of the Board
                                             and Chief Executive Officer

                             MEDICAL ALLIANCE, INC.
                               2445 GATEWAY DRIVE
                                   SUITE 150
                                IRVING, TX 75063

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Medical Alliance, Inc. (the "Company") will be held at 10:00 a.m., local time, on December 7, 2000, at the Harvey Hotel, 4545 John Carpenter Freeway, Irving, Texas 75063, for the following purposes:

          (1) The approval of the transactions contemplated by the Asset Purchase Agreement, including the sale of substantially all of the assets constituting the medical business of the Company in exchange for approximately $14.4 million in cash and the assumption of certain liabilities.

          (2) The approval to amend the Company's Articles of Incorporation to change the name of the Company to MAII Holdings, Inc.

          (3) The election of three members of the Board of Directors, which currently consists of eight directors, and will consist of eight directors on the date of the Meeting, for the term of office stated in the Proxy Statement.

          (4) Such other business as may properly come before the Meeting or any adjournments thereof.

     The close of business on November 1, 2000, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open for examination by any shareholder during ordinary business hours at the Company's offices at 2445 Gateway Drive, Suite 150, Irving, Texas 75063.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                            By Order Of The Board Of Directors,

                                            /s/ MARK NOVY
                                            Mark Novy
                                            Secretary

Irving, Texas
November 8, 2000

                             MEDICAL ALLIANCE, INC.
                               2445 GATEWAY DRIVE
                                   SUITE 150
                                IRVING, TX 75063

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 2000

     This Proxy Statement is being first mailed on or about November 8, 2000, to shareholders of Medical Alliance, Inc., a Texas corporation ("Medical Alliance"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m., local time, on December 7, 2000, at the Harvey Hotel, 4545 John Carpenter Freeway, Irving, Texas 75063, or at such other time and place to which the Meeting may be adjourned (the "Meeting Date").

     The purpose of the Meeting is to consider and act upon (i) the transactions contemplated by the Asset Purchase Agreement by and between Medical Alliance and ICN Pharmaceuticals California, Inc., including the sale of substantially all of the assets constituting the medical business of Medical Alliance in exchange for approximately $14.4 million in cash and the assumption of certain liabilities (the "Sale"), (ii) an amendment to Medical Alliance's Articles of Incorporation to change Medical Alliance's name to MAII Holdings, Inc. (the "Name Change"),
(iii) the election of three directors for terms expiring in 2003 (the "Election"), and (iv) such other matters as may properly come before the Meeting or any adjournments thereof. Medical Alliance has selected PricewaterhouseCoopers LLP as independent public accountants for Medical Alliance for the fiscal year ended December 31, 2000. A representative from PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to answer any appropriate questions from shareholders.

     All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the Sale under "Proposal I -- Sale of Assets,"
(ii) FOR the Name Change under "Proposal II -- Name Change of Medical Alliance,"
(iii) FOR the Election under "Proposal III -- Election of Directors" as nominees for election as directors of Medical Alliance for the term described therein, and (iv) at the discretion of the Proxy holders, with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

     Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to ChaseMellon Shareholder Services, L.L.C., 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, Attention: Tim Reagan, by the Meeting Date. If notice of revocation is not received by such date, a shareholder may nevertheless revoke a Proxy if such shareholder attends the Meeting and desires to vote in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a Proxy issued in your name.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the shareholders entitled to vote at the Meeting is the close of business on November 1, 2000, (the "Record Date"), at which time Medical Alliance had issued and outstanding 6,119,563 shares of common stock, par value $.002 per share (the "Common Stock"). Common Stock is the only class of outstanding voting securities of Medical Alliance.

                               SUMMARY TERM SHEET

     This summary term sheet relates to the Sale discussed in more detail below under the section entitled "Proposal I -- Sale of Assets." Neither this summary nor the discussion under Proposal 1 below contain all of the information that is important to you. You should carefully read the entire Proxy Statement and the Asset Purchase Agreement to fully understand the Sale. The Asset Purchase Agreement is attached to this Proxy Statement as Appendix A. We encourage you to read the Asset Purchase Agreement, as it is the legal document that governs the Sale. A more detailed discussion of the summary terms set forth below is included in this Proxy Statement under Proposal I.

PROPOSED ACQUISITION

     Stockholder Vote. You are being asked to vote to approve an asset sale transaction whereby we will sell substantially all of the assets constituting our medical business to ICN Pharmaceuticals California, Inc., a wholly owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN").

     The Acquiror. ICN is a publicly held Delaware corporation that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products, and is pursuing a global expansion strategy, which includes the acquisition of high margin products and the creation of new-product pipelines through internal research and development, strategic partnerships and licensing arrangements. ICN is acquiring substantially all of our assets constituting our medical business through a wholly-owned subsidiary, ICN Pharmaceuticals California, Inc.

     Consideration To Medical Alliance. The consideration payable by ICN to us for the assets will consist of:

     - cash in an amount of $14.4 million subject to possible post-closing adjustments (See p. 5-6 of this Proxy Statement); and

     - the assumption of the assumed liabilities (as defined in the Asset Purchase Agreement) (See p. 6 of this Proxy Statement).

     At the closing, ICN will:

     - pay to us by wire transfer to an account designated by us, the entire portion of the purchase price in cash (See p. 5 of this Proxy Statement); and

     - assume the assumed liabilities (See p. 6 of this Proxy Statement).

INDEMNIFICATION AND SURVIVAL

     We have agreed to indemnify ICN for damages arising from any breach of our representations, warranties or covenants in the Asset Purchase Agreement, but only to the extent such damages in the aggregate exceed $100,000, and in no event shall we be liable for any damages in excess of $7,200,000 in the aggregate.

     ICN has agreed to indemnify us for damages arising from any breach of a representation, warranty or covenant of ICN.

     Our representations and warranties in the Asset Purchase Agreement will survive the closing as follows:

     - claims relating to the Transferred Assets (as defined on p. 5 of this Proxy Statement) or products liability will survive indefinitely;

     - claims relating to the payment of taxes or compliance with tax laws will survive for the relevant statute(s) of limitations plus three months; and

     - all other claims will survive for 18 months.

CONDITIONS TO COMPLETING THE SALE

     The completion of the Sale depends on a number of conditions listed in the Asset Purchase Agreement being met, including the approval of the Sale by our shareholders (See p. 7 of this Proxy Statement).

FAIRNESS OF THE SALE

     Our Board of Directors has received an opinion from Hoak Breedlove Wesneski & Co. as to the fairness of the Sale to us and our shareholders. This opinion appears below under the section entitled "Opinion of the Financial Advisor." Hoak Breedlove Wesneski & Co. has carefully considered the Sale and the price for the assets being sold, and believes that it has found the best reasonably available price for Medical Alliance, after considering a number of possible transactions. Hoak Breedlove Wesneski & Co. concluded that the price we will receive for such assets is fair to us and to our shareholders (See p. 11-13 of this Proxy Statement).

INTERESTS OF DIRECTORS AND OFFICERS IN THE SALE THAT DIFFER FROM YOUR INTERESTS

     Some of our directors and officers have interests in the Sale that are different from, or are in addition to, their interests as shareholders in Medical Alliance. The members of our Board of Directors knew about these additional interests, and considered them, when they approved the Asset Purchase Agreement. These interests include change of control severance agreements for Paul Herchman and Gary Hill. In addition, Messrs. Herchman and Hill are negotiating one-year employment agreements with ICN, effective as of the closing of the Sale.

UNANIMOUS BOARD RECOMMENDATION

     The Board of Directors has unanimously approved the Sale and recommends that our shareholders vote to approve the Sale.

                               TABLE OF CONTENTS

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE
  HELD DECEMBER 7, 2000.....................................    1
SUMMARY TERM SHEET..........................................    2
  Proposed Acquisition......................................    2
  Indemnification and Survival..............................    2
  Conditions to Completing the Sale.........................    3
  Fairness of the Sale......................................    3
  Interests of Directors and Officers in the Sale that
     Differ From Your Interests.............................    3
  Unanimous Board Recommendation............................    3
QUORUM AND VOTING...........................................    5
PROPOSAL I -- SALE OF ASSETS................................    5
  Reasons for the Sale......................................    5
  Effective Time of the Asset Purchase Agreement............    6
  Representations and Warranties............................    6
  Covenants.................................................    7
  Conditions Precedent......................................    7
  Indemnification and Survival..............................    8
  Contact Information.......................................    8
  The Business of ICN Pharmaceuticals, Inc. ................    8
  The Business of Medical Alliance..........................    9
  History of the Asset Purchase Agreement...................    9
  Opinion of the Financial Advisor..........................   11
  Interests of Directors and Officers in the Sale that
     Differ From Your Interests.............................   13
  Regulatory Approvals......................................   13
  Accounting Treatment of the Sale..........................   14
  Dissenter's Rights........................................   14
  Unanimous Board Recommendation............................   15
  Selected Financial Data...................................   16
  Medical Alliance, Inc. and Subsidiaries Unaudited Pro
     Forma Consolidated Financial Statements................   17
  Unaudited Pro Forma Consolidated Statement of Operations
     For the six months ended June 30, 2000 and the
     year-ended December 31, 2000...........................   17
  Unaudited Pro Forma Consolidated Balance Sheet June 30,
     2000...................................................   17
PROPOSAL II -- NAME CHANGE OF MEDICAL ALLIANCE..............   18
PROPOSAL III -- ELECTION OF DIRECTORS.......................   18
BOARD OF DIRECTORS..........................................   19
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS...........   20
PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP.............   21
SUMMARY COMPENSATION TABLE..................................   23
OPTION GRANTS IN 1999.......................................   23
COMPENSATION OF DIRECTORS...................................   24
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS.................   24
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
  DIRECTORS ON EXECUTIVE COMPENSATION.......................   25
COMPENSATION OF EXECUTIVE OFFICERS..........................   26
COMPENSATION COMMITTEE......................................   26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   26
STOCK PERFORMANCE CHART.....................................   27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   27
SHAREHOLDER PROPOSALS.......................................   28
OTHER BUSINESS..............................................   28
AVAILABLE INFORMATION.......................................   28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   28
MISCELLANEOUS...............................................   29

                               QUORUM AND VOTING

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name.

     Approval of the Sale requires the affirmative vote of two-thirds of the shares of Common Stock outstanding and entitled to vote thereon. Abstentions on such proposal may be specified and will have the same effect as a vote against such proposal.

     Approval of the Name Change requires the affirmative vote of two-thirds of the shares of Common Stock outstanding and entitled to vote thereon. Abstentions on such proposal may be specified and will have the same effect as a vote against such proposal.

     In order to be elected as a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting. Votes may be cast in favor of or withheld with respect to a director nominee. Votes that are withheld will be counted toward a quorum but will not be counted for purposes of the election of directors.

     A "broker non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter in which brokers or nominees have no discretionary power to vote, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     Brokers or nominees do not have discretionary power to vote with respect to Proposals No. 1 or 2, and do have discretionary power to vote with respect to Proposal 3. Accordingly, broker non-votes with respect to Proposals No. 1 and 2 will not be counted in favor of or against such proposal, but will be counted toward a quorum.

                          PROPOSAL I -- SALE OF ASSETS

     We have entered into an Asset Purchase Agreement with ICN Pharmaceuticals California, Inc., a California corporation and wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN"), a Delaware corporation, dated September 15, 2000, pursuant to which we have agreed to sell to ICN substantially all of the assets constituting our medical business (the "Asset Purchase Agreement"). The aggregate consideration for the assets to be conveyed equals $14.4 million and the assumption of certain liabilities, subject to possible post-closing adjustments. Subject to the terms of the Asset Purchase Agreement, we have agreed to sell, with limited exceptions, all of our rights, titles, interests, properties, assets, and liabilities in our medical business including, but not limited to, all inventories, supplies, printed materials, prepaid expenses, fixtures, furniture, machinery, equipment, patents, inventions, contracts, permits, licenses, books, records, and vehicles (the "Transferred Assets").

REASONS FOR THE SALE

     Despite the recent positive results of our medical business, the market continues to undervalue our Common Stock. In order to maximize shareholder value, our Board of Directors has determined to pursue the sale of substantially all of the assets constituting our medical business to ICN, a strategic buyer that is positioned to fully realize the market potential of our assets. We will then have a sufficient cash position which should be attractive to potential acquisition candidates or would be available to make acquisitions.

     The following is a summary of certain material provisions of the Asset Purchase Agreement, and is qualified in its entirety by the terms of the Asset Purchase Agreement.

EFFECTIVE TIME OF THE ASSET PURCHASE AGREEMENT

     The closing of the transactions contemplated by the Asset Purchase Agreement will take place as soon as practicable, but no later than December 31, 2000 or such other date as agreed upon by the parties in writing. The closing cannot take place until after our shareholders approve the Sale. See the Asset Purchase Agreement for a description of the conditions that the parties must satisfy prior to the closing.

     Consideration To Medical Alliance. The consideration payable by ICN to Medical Alliance for the assets will consist of:

     - cash in an amount of $14.4 million subject to possible post-closing adjustments; and

     - the assumption of the assumed liabilities (as defined in the Asset Purchase Agreement).

     At the closing, ICN will:

     - pay to us by wire transfer to an account designated by us, the entire portion of the purchase price in cash; and

     - assume the assumed liabilities.

     We are not selling certain excluded assets, including cash, bank deposits, securities, minute books, tax returns and rights to refunds of taxes and certain receivables. We are also not selling certain excluded liabilities, including any claims, debts, liabilities, obligations, expenses, taxes or commitments that may arise prior to the closing.

REPRESENTATIONS AND WARRANTIES

     With respect to the Sale, we have made certain representations and warranties relating to, among other things:

     - corporate existence;

     - corporate power and authority to execute the Asset Purchase Agreement;

     - absence of necessary governmental consents and approvals;

     - filing of all required financial statements and reports with the Securities and Exchange Commission;

     - absence of material changes and events and the conduct of business in the ordinary course;

     - good and marketable title to all Transferred Assets;

     - disclosure of all patents, trademarks, and trade names;

     - disclosure of any litigation involving Medical Alliance;

     - disclosure of all insurance policies;

     - disclosure of all leases;

     - disclosure of all managed care contracts;

     - disclosure of all material contracts;

     - disclosure of certain customers;

     - compliance with all laws;

     - necessary permits and licenses;

     - disclosure, condition and sufficiency of tangible assets;

     - filing of tax returns and reports;

     - absence of broker agreements (except Hoak Breedlove Wesneski & Co.);

     - inventories;

     - absence of material defaults in contracts and leases;

     - disclosure of transactions with Medical Alliance management; and

     - accounts receivable.

     With respect to the Sale, ICN made certain representations and warranties relating to, among other things:

     - corporate existence;

     - corporate power and authority to execute the Asset Purchase Agreement;

     - absence of necessary governmental consents and approvals;

     - absence of any litigation;

     - absence of broker agreements; and

     - non-applicability of Texas sales or use taxes.

COVENANTS

     With respect to the Sale, we have made covenants, among other things, to the following:

     - we will not compete against ICN in the medical business we were conducting for a period of five (5) years;

     - we will use commercially reasonable efforts to obtain all required consents to assignments; and

     - we will hold a meeting of shareholders, file this Proxy Statement, and use commercially reasonable efforts to obtain approval and adoption of the Asset Purchase Agreement.

CONDITIONS PRECEDENT

     Our obligations and ICN's obligations under the Asset Purchase Agreement are subject, among other things, to the following:

     - no material adverse change;

     - absence of any litigation that would prohibit or seeks to prohibit consummation of the Sale;

     - receipt by each party of certain required consents from third parties;
       and

     - our shareholders shall have approved the Sale.

     In addition to the mutual conditions described above, ICN's obligations under the Asset Purchase Agreement are subject to the following:

     - good condition of the assets being transferred, and the absence of any material changes; and

     - ICN's successful negotiation and agreement with certain employees of terms and conditions of employment with ICN.

INDEMNIFICATION AND SURVIVAL

     We have agreed to indemnify ICN for damages arising from any breach of our representations, warranties or covenants in the Asset Purchase Agreement, but only to the extent such damages in the aggregate exceed $100,000, and in no event shall we be liable for any damages in excess of $7,200,000 in the aggregate.

     ICN has agreed to indemnify us for damages arising from any breach of a representation, warranty or covenant of ICN.

     The representations and warranties of Medical Alliance in the Asset Purchase Agreement will survive the closing as follows:

     - claims relating to the Transferred Assets or products liability will survive indefinitely;

     - claims relating to the payment of taxes or compliance with tax laws will survive for the relevant statute(s) of limitations plus three months; and

     - all other claims will survive for 18 months.

CONTACT INFORMATION

     Our principal executive offices are located at 2445 Gateway Drive, Suite 150, Irving, Texas 75063, (972) 580-8999.

     ICN's principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626, (714) 545-0100.

THE BUSINESS OF ICN PHARMACEUTICALS, INC.

     ICN is a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. In 1999, ICN had revenues of $747.4 million and net income of $118.6 million. Based on the closing price of ICN's common stock on the New York Stock Exchange on March 23, 2000, ICN has an equity market capitalization of approximately $2.1 billion.

     ICN distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 90 countries. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders.

     ICN is pursuing a strategy of international expansion which includes: (i) the acquisition of high margin products that complement existing product lines and can be introduced into additional markets to meet the specific needs of those markets; (ii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements; and (iii) the consolidation of ICN's leadership position in Central and Eastern Europe, including Russia. In executing this strategy, ICN believes that it is uniquely positioned to continue to exploit its basic competitive advantages: (i) large enough economies of scale in its global distribution network not enjoyed by smaller pharmaceutical companies that provide opportunities to develop and register multi-regional products; and (ii) small enough economies of scale in much of its manufacturing and production facilities and its local and regional sales and marketing groups that provide for higher profitability on ICN's smaller, niche products that cannot be achieved by the larger pharmaceutical companies.

     ICN operates in two principal business areas: the pharmaceutical business which comprises approximately 92% of ICN's total revenue, and the biomedical business which makes up the remainder. ICN's pharmaceutical business operates as five regional businesses: North America, Latin America, Western and Central Europe (including Poland, Hungary and Czech Republic), Eastern Europe, and Asia, Africa and Australia. ICN's biomedical business operates in three primary areas: research chemicals, dosimetry and diagnostic equipment. The regional businesses are each comprised of a number of local operating subsidiaries most of which are owned directly or indirectly through ICN's principal operating company in the United States.

     The information contained herein is taken from ICN's 10-K/A for the year ended December 31, 1999.

THE BUSINESS OF MEDICAL ALLIANCE

     We are a leading national provider of high quality mobile surgical services, providing physicians with access to the latest technology and technical services enabling them to perform minimally invasive surgery in their office or the health care facility of their choice. We provide our services along three primary business lines -- medical surgical services, aesthetic elective services, and medical equipment sales. Our medical surgical services allow physicians to perform approximately 25 different office-based surgical procedures and are used primarily by gynecologists, urologists, podiatrists and otolaryngologists. Our aesthetic elective services are used primarily by dermatologists and plastic surgeons. We currently have approximately 2,600 physician users who perform over 6,000 procedures monthly using our services.

HISTORY OF THE ASSET PURCHASE AGREEMENT

     On November 29, 1999, Paul Herchman, CEO of Medical Alliance, and Mark Taylor, Vice President of Corporate Development of ICN, had an initial telephone conversation regarding their respective businesses and the synergies that existed between Medical Alliance and ICN. The following day, Mr. Herchman sent a Medical Alliance marketing package and a Medical Alliance investor package for Mr. Taylor's review.

     On December 9, 1999, Mr. Herchman and Mr. Taylor had a follow-up telephone conversation to further discuss the opportunities and goals of a possible acquisition of Medical Alliance by ICN.

     On December 16, 1999, Mr. Herchman and Bob Beattie of ICN's Biomedicals Division agreed in a telephone conversation to move forward with presentations of the possible acquisition to ICN's management in California.

     On December 28, 1999, Mr. Herchman wrote a letter to Marc Clement, CEO, SLS Biophile, Ltd., ("SLS") enclosing a Medical Alliance marketing package and a Medical Alliance Investor package for Dr. Clement's review.

     On January 4, 2000, Mr. Herchman made a presentation to several of the managers in ICN's Dermatology business, and offered suggestions that would benefit Medical Alliance and ICN in the event of an acquisition. Medical Alliance's financial information was also presented to ICN. Mr. Herchman then had an initial meeting with ICN's Chairman and Chief Executive Officer, Milan Panic. A Confidentiality Agreement was signed between Medical Alliance and ICN.

     On January 10, 2000, Mr. Herchman and Mr. Taylor discussed SLS' position in the contemplated transaction.

     On January 19, 2000, Mr. Herchman and Mr. Taylor continued discussions regarding the contemplated transaction.

     On January 24, 2000, Medical Alliance publicly announced that its Board of Directors had determined that, in order to maximize shareholder value, Medical Alliance should pursue the sale of its medical business to a strategic buyer positioned to fully realize Medical Alliance's market potential, and that the Company had retained Hoak Breedlove Wesneski & Co. ("HBW") in connection with the Sale.

     During the week of January 31, 2000, Mr. Herchman and Pat Clark visited Dr. Clement in Wales, United Kingdom. On his return, Mr. Herchman sent Dr. Clement Mr. Clark's Confidential Internal Review of SLS, and discussed SLS with Mr. Taylor.

     During the week of March 21, 2000, the parties discussed a prospective letter of intent from ICN to Medical Alliance. Thereafter, ICN sent a letter of intent to William Ashbaugh, a Managing Director at HBW, expressing ICN's desire to purchase Medical Alliance's medical business.

     On March 28, 2000, Mr. Herchman and Mr. Taylor discussed the terms of the letter of intent.

     On March 30, 2000, Mr. Ashbaugh had a telephone conversation with Mr. Taylor and wrote a letter to him regarding the letter of intent. Mr. Herchman agreed to prepare a schedule of assets and liabilities associated with the business operations that Medical Alliance proposed to sell. A "stand still" period of two to three weeks was proposed, during which time ICN could perform more detailed analysis and due diligence. At the end of such period, the parties would execute a letter of intent which would expire if the definitive agreement was not signed within three weeks of the execution of the letter of intent.

     On April 6, 2000, Mr. Herchman, Mr. Taylor, Mr. Ashbaugh and Chris Timmons, in house counsel for ICN, discussed issues related to the contemplated transaction, including employee severance agreements, a period of exclusivity for negotiations, and economies.

     On April 13, 2000, Mr. Herchman, Gary Hill, Mr. Clark and Mark Novy met with several members of ICN's management at ICN's headquarters in Costa Mesa, California and presented a summary of Medical Alliance's operations, and engaged in further discussions relating to the contemplated transaction.

     On April 17, 2000, Mr. Herchman and Dr. Clement discussed Medical Alliance and SLS. Mr. Herchman mailed Medical Alliance information to Dr. Clement for his review.

     On April 19, 2000 and April 25, 2000, Mr. Herchman and Mr. Taylor discussed synergies and efficiencies between Medical Alliance and ICN, and the potential transaction.

     On April 26-27, 2000, Mr. Herchman, Mr. Ashbaugh, and Richard Dahlson of Jackson Walker L.L.P., Medical Alliance's legal counsel, traveled to New York to meet with Mr. Panic, Mr. Taylor, and Clifford Saffron, counsel for ICN. At the meeting, the attendees discussed structural details and pricing issues.

     On April 28, 2000, Mr. Herchman and Mr. Taylor discussed the structure of a potential transaction. Mr. Herchman and Mr. Taylor agreed to consider a cash transaction, and agreed upon an asset purchase.

     On May 5, 2000 and June 14, 2000, Mr. Herchman, Mr. Taylor, Mr. Ashbaugh and Mr. Timmons discussed the contemplated post-transaction structures of Medical Alliance and ICN, the purchase of the medical business, maintenance of management staff, and the necessity of Medical Alliance shareholder approval.

     On June 6, 2000, Mr. Herchman and Mr. Taylor discussed FDA approval status of N-Lite, SLS' proprietary laser system for the non-ablative treatment of wrinkles.

     On June 13, 2000, Mr. Herchman and Mr. Taylor discussed Medical Alliance's accounts receivables, its marketing plan and financial model, costs that could potentially be shared between SLS, Ltd. and Medical Alliance, and various other issues.

     On June 15-16, 2000, the parties and their consultants discussed the post-acquisition organization and the prospect of building a total solution dermatology and plastic surgery distribution company; the productivity and capacities of the Medical Alliance and ICN sales forces; as well as revenues-per-delivery analysis.

     On June 19, 2000, Mr. Herchman received an e-mail from Mr. Taylor requesting additional due diligence information in advance of a letter of intent.

     On June 26, 2000, Mr. Ashbaugh received a letter of intent from ICN offering terms on which ICN would agree to purchase Medical Alliance's medical business.

     On June 28, 2000, Mr. Herchman and Mr. Taylor discussed the letter of intent, and ways in which Medical Alliance would use its current field personnel to launch the N-Lite product, in the event the transaction were completed.

     On June 30, 2000, Mr. Herchman and Mr. Taylor discussed ways to enhance revenues without increasing costs.

     On July 7, 2000, Mr. Herchman received a revised letter of intent from ICN regarding ICN's offer to purchase the medical business of Medical Alliance, and additional discussions followed.

     On July 10, 2000, Mr. Herchman received an amended letter of intent from ICN and discussed the letter of intent with Mr. Taylor.

     On July 11, 2000, Mr. Herchman and Mr. Beattie discussed the upside possibilities of the contemplated transaction.

     From June 26, 2000 to July 12, 2000 the parties and their respective advisors negotiated the letter of intent.

     On July 12, 2000, the letter of intent was agreed to and executed. Mr. Herchman and Mr. Taylor discussed the capital lease, fixed assets, insurance, etc.

     On July 14, 2000, Mr. Herchman and Mr. Taylor discussed product management, brand protection, and a marketing position statement.

     On July 31, 2000, Mr. Herchman had a telephone conversation with Mr. Taylor regarding FDA approval of the NLite system. Mr. Herchman faxed to Mr. Taylor a proposal prepared by Mr. Clark relating to activities to be undertaken and completed prior to FDA approval of N-Lite.

     On August 15, 2000, Mr. Herchman and Mr. Taylor discussed other new product opportunities.

     On August, 23, 2000, Mr. Herchman and Mr. Taylor discussed internal support issues related to the contemplated transaction.

     On August 29, 2000, Mr. Herchman received a fax from Roy Phelps, the General Manager of SLS, attaching the Letters of FDA Approval for N-Lite.

     On September 6, 2000, Mr. Herchman, Mr. Taylor and Greg Gust discussed alignment and analysis of territories after the transaction.

     From July 26, 2000 through September 15, 2000, the parties negotiated a definitive Asset Purchase Agreement and related documents.

     Effective as of September 15, 2000, the definitive Asset Purchase Agreement was executed by the parties.

OPINION OF THE FINANCIAL ADVISOR

     The Board has received an opinion, rendered by Hoak Breedlove Wesneski & Co. ("HBW"), One Galleria Tower, 13355 Noel Road, Suite 1650, Dallas, Texas 75240, as to whether the consideration for the Sale pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to Medical Alliance (the "Opinion"). HBW is not our affiliate. We did not have any material relationship with HBW prior to this engagement.

     It is the Opinion of HBW that the purchase price of $14.4 million is fair, from a financial point of view, to us. In reaching this Opinion, HBW reviewed and considered, among other things, the Asset Purchase Agreement, certain of our business and financial information, including financial forecasts, projected earnings and operating data. HBW also reviewed and considered publicly available market information, including the financial terms of other similar transactions. Other than as noted herein, HBW relied upon the accuracy and completeness of all of the information that it received from us, and HBW did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal. HBW was not requested to evaluate the potential tax or other financial impact of the Sale on us or the redeployment by us of the purchase price received for the assets.

     In preparing its Opinion, HBW performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying HBW's Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, HBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, HBW made numerous assumptions with respect to the assets being sold (the "Medical Business"), industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as, among other things, the impact of competition on our business and the medical services industry generally, industry growth, and the absence of any material adverse change in the financial markets in general. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     In arriving at its Opinion, HBW reviewed the Asset Purchase Agreement and held discussions with certain senior officers, directors and other representatives of Medical Alliance concerning the operations and prospects of the Medical Business. In connection with HBW's engagement, HBW approached approximately 80 third parties to solicit indications of interest in the acquisition of the Medical Business, and approximately 27 third parties received confidential information regarding the Medical Business.

     The following is a summary of the material analyses performed by HBW in connection with its Opinion dated October 3, 2000:

     Selected Company Analysis. Using publicly available information, HBW analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the medical services industry:
Apria Healthcare Group, Inc., Interwest Home Medical, Inc., Laser Vision Centers, Inc., Lincare Holdings, Inc., Medstone International, Inc., and Prime Medical Services, Inc. (the "Selected Companies"). HBW compared adjusted market values (market value, plus total debt, less cash) as multiples of latest 12 months' revenues, latest 12 months' earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of September 29, 2000. In addition, HBW compared the Selected Companies' relative growth rates, levels of capital expenditures versus EBITDA, and other operating data to that of the Medical Business. HBW noted that the three-year average of the ratio of capital expenditures to EBITDA of the Medical Business was higher than for any of the Selected Companies. Applying a range of multiples for the Selected Companies of latest 12 months' revenue, EBITDA, and EBIT, adjusted for a 30 percent acquisition premium, to corresponding financial data for the Medical Business resulted in an enterprise reference range for our Medical Business of approximately $10.0 million to $14.0 million, as compared to the implied enterprise value of $13.6 million in the Asset Purchase Agreement.

     No company or business used in the "Selected Company Analysis" as a comparison is identical to us or to the transactions contemplated by the Asset Purchase Agreement. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Selected Companies or the business segment, company or transaction to which they are being compared.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, HBW analyzed the implied purchase prices and transaction value multiples in five selected merger and acquisition transactions (the "Selected Transactions") in the medical services industry. HBW compared transaction values as multiples of latest 12 months' revenues, EBITDA, and EBIT. In addition, HBW compared the relative growth rates of the companies involved in the Selected Transactions, levels of capital expenditures versus EBITDA, and other operating data to that of the Medical Business. HBW noted that the three-year average of the ratio of capital expenditures to EBITDA of the Medical Business was higher than for any of the Selected Transactions for which data is available. All multiples were based on publicly available information at the time of announcement of such transaction. Applying a range of multiples for the Selected Transactions of latest 12 months' revenue, EBITDA, and EBIT, to corresponding financial data for the Medical Business resulted in an enterprise reference range for the Medical Business of approximately $13.0 million to $16.0 million, as compared to the implied enterprise value of $13.6 million in the Asset Purchase Agreement.

     Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows based upon financial projections for the Medical Business. Utilizing such financial forecasts, HBW calculated a range of present values for the Medical Business using a range of after-tax discount rates from 14% to 18% and a terminal value in 2005, based upon a range of multiples of EBITDA, from 5.0x to 6.0x. Based upon the discount rates and the range of the terminal values, the reference range for the Medical Business was approximately $10.0 million to $14.0 million, as compared to the implied enterprise value of $13.6 million in the Asset Purchase Agreement.

     Other Factors and Comparative Analyses. In rendering its Opinion, HBW considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of indications of interests received from third parties other than ICN and the reported prices and trading activity of Medical Alliance's stock.

     Pursuant to the terms of HBW's engagement, we have agreed to pay HBW for its services in connection with the Sale, an aggregate financial advisory fee based on the purchase price. The fee payable to HBW is $430,000. In addition, we have agreed to pay HBW a fee of $50,000 upon delivery of the Opinion. We have also agreed to reimburse HBW for reasonable travel and other out-of-pocket expenses incurred by HBW in performing its services, and to indemnify HBW against certain liabilities under the Federal securities laws, arising out of HBW's engagement.

     HBW has advised us that, in the ordinary course of business, HBW and its affiliates may actively trade or hold our Common Stock or the securities of ICN for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     HBW is an investment and merchant-banking firm, headquartered in Dallas, Texas, and has specialized in providing financial services to private and public middle-market growth companies within targeted industries since 1996. HBW has broad financial services experience, including private equity financing, private debt and equity financing, merger and acquisition advisory services, industry and equity research coverage, institutional equity sales and trading, and merchant banking/private equity investment. HBW is a member of the National Association of Securities Dealers and the Securities Investor Protection Corporation.

     The Opinion is attached to this Proxy Statement as Appendix B.

INTERESTS OF DIRECTORS AND OFFICERS IN THE SALE THAT DIFFER FROM YOUR INTERESTS

     Some of our directors and officers have interests in the Sale that are different from, or are in addition to, their interests as shareholders in Medical Alliance. The members of our Board of Directors knew about these additional interests, and considered them, when they approved the Asset Purchase Agreement. These interests include change of control severance agreements for Paul Herchman and Gary Hill. In addition, Messrs. Herchman and Hill are negotiating one-year employment agreements with ICN, effective as of the closing of the Sale.

REGULATORY APPROVALS

     At any time before or after the completion of the Sale, the Antitrust Division of the Justice Department, the Federal Trade Commission or another third party could seek to enjoin or rescind the Sale on antitrust grounds. In addition, at any time before or after the completion of the Sale, any state could take action under state antitrust laws that it deems necessary or desirable in the public interest. We believe that the Sale will not violate any antitrust laws, that no federal or state regulatory requirements must be complied with and that no federal or state regulatory approval must be obtained in connection with the Sale. However, we cannot assure you that there will be no challenge to the Sale on antitrust grounds, or if such a challenge is made, what the result will be.

ACCOUNTING TREATMENT OF THE SALE

     The Asset Purchase Agreement contemplates a cash transaction and ICN's assumption of certain liabilities. The Sale will be accounted for under the purchase method of accounting.

DISSENTER'S RIGHTS

     Any of our shareholders of record may exercise dissenters' rights in connection with the Sale by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act ("TBCA"). The required procedure set forth in Articles 5.11, 5.12 and 5.13 of the TBCA must be followed exactly or you may lose your right to dissent from the Sale. The information that follows is a general summary of dissenters' rights and, as a summary, is qualified by and not a substitute for the provisions of Articles 5.11, 5.12 and
5.13 of the TBCA.

     Each holder of shares of our Common Stock which were outstanding as of the Record Date who follows the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand the purchase of such shareholder's shares of our Common Stock for a purchase price equal to the fair value of such holder's shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken authorizing the Sale, excluding any increase or decrease in value of the shares in anticipation of the proposed Sale. Such fair value is determined in the first instance by appraisers appointed by the court, who are directed to make such determination "upon such investigation as to them may seem proper."

     In order to be entitled to exercise your dissenters' rights, you must file a written objection to the Sale with us prior to the Meeting Date. The written objection must state (1) that you will exercise your right to dissent if the Sale becomes effective and (2) your address where notice of the effectiveness of the Sale should be delivered or mailed. You should send this written objection to us at 2445 Gateway Drive, Suite 150, Irving, Texas 75063, Attention:
Secretary. Neither a Proxy nor a vote against the Sale are sufficient to constitute a written objection as required under the TBCA. Failure to vote against the Sale will not affect your appraisal rights (discussed below).

     If the Sale is approved by our shareholders and subsequently becomes effective, within 10 days of the effectiveness of the Sale, we must deliver or mail notice of the effectiveness of the Sale to each dissenting shareholder that did not vote in favor of the Sale. Any dissenting shareholder that did not vote in favor of the Sale may then make a written demand on us for the payment of the fair value of the shareholder's shares within 10 days of the delivery or mailing of the notice by us. Such demand must state the number of shares of Common Stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his or her Common Stock as of the day immediately prior to the Meeting Date, excluding any increase or decrease in value of the shares in anticipation of the proposed Sale. Any shareholder that fails to make such a demand within the 10-day period will lose the right to dissent and will be bound by the terms of the Sale. In order to preserve dissenters' rights, within 20 days of making a demand for payment, a dissenting shareholder must also submit such shareholder's stock certificates to us for the appropriate notation of the demand. At our option we may terminate the dissenting shareholder's rights under
Article 5.12 of the TBCA for failure to submit the stock certificates within the 20 day period unless a court of competent jurisdiction directs otherwise upon a showing to the court by the shareholder that there is good and sufficient cause.

     Within 20 days of receipt of a proper demand for payment by a dissenting shareholder, we must deliver or mail to the dissenting shareholder written notice that either (1) we accept the amount the dissenting shareholder claimed and agree to pay the amount of the shareholder's demand within 90 days after the effectiveness of the Sale upon receipt of the dissenting shareholder's duly endorsed share certificates or (2) contains an estimate by us of the fair value of the dissenting shareholders' Common Stock and an offer to pay the amount of our estimate within 90 days after the effectiveness of the Sale and upon receipt of notice within 60 days after such date that the dissenting shareholder agrees to accept our estimate and upon receipt of the dissenting shareholder's duly endorsed stock certificates. If we and the dissenting shareholder agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the Sale, we shall pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within 90 days of the effectiveness of the Sale. Upon payment of the agreed value, the dissenting shareholder will no longer have any interest in such shares of Medical Alliance.

     If we and the dissenting shareholder do not agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the Sale, then either the dissenting shareholder or we may, within 60 days after the expiration of such 60-day period, file a petition in a court of competent jurisdiction in Dallas County, Texas, seeking a determination of the fair value of the dissenting shareholder's Common Stock. We shall file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of such a petition filed by a dissenting shareholder or upon the filing of such a claim by us. The clerk of the court will give notice of the hearing of any such claim to us and to all of the dissenting shareholders on the list provided by us. We and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the shares.

     In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares. The appraisers will also allow us and the dissenting shareholders to submit to them evidence as to the fair value of the shares.

     Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their respective shares, with interest from the date 91 days after the effectiveness of the Sale to the date of the judgment, by us, upon receipt of the dissenting shareholder's share certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in such shares of Medical Alliance.

     Any dissenting shareholder may withdraw such shareholder's demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. No dissenting shareholder may withdraw his or her demand after payment has been made or, unless we consent to the withdrawal, where a petition has been filed.

     Any dissenting shareholder who has properly demanded payment for such shareholder's shares of Common Stock will not have any rights as a shareholder, except the right to receive payment for such shares and the right to claim that the transactions contemplated by the Asset Purchase Agreement, including the Sale, were fraudulent.

     If you are considering dissenting from the Sale, you are urged to consult your own legal counsel.

UNANIMOUS BOARD RECOMMENDATION

     Our Board of Directors believes that the approval of the transactions contemplated by the Asset Purchase Agreement, including the Sale, are in our best interests and the best interests of our shareholders. Accordingly, our Board has approved the Asset Purchase Agreement and recommends that shareholders vote FOR Proposal 1 to approve the Sale.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Medical Alliance for the periods and at the dates indicated. Medical Alliance's statement of operations data for each of the years in the five year period ended December 31,1999, and the six-month periods ending June 30, 1999 and 2000, and its balance sheet data as of December 31, 1995, 1996, 1997, 1998, 1999, and as of June 30, 1999 and 2000 are derived from Medical Alliance's financial statements.

                                                                                             SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                     JUNE 30,
                                         -----------------------------------------------   ---------------------
                                          1995      1996      1997      1998      1999       2000        1999
                                         -------   -------   -------   -------   -------   ---------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net Revenues...........................  $11,177   $17,350   $18,821   $16,132   $17,105   $   9,962   $   8,318
Cost and Expenses:
  Salaries and benefits................    3,721     5,137     8,353     7,328     7,751       4,225       3,882
  Selling, general, and
    administrative.....................    3,620     5,510     7,857     6,306     6,710       3,858       3,596
  Depreciation and amortization........      719     1,595     3,152     2,337     2,401       1,084       1,209
  Provision for uncollectible
    accounts...........................    1,885     3,408     3,871     1,690     1,130         604         588
                                         -------   -------   -------   -------   -------   ---------   ---------
         Total costs and
           expenses....................    9,945    15,650    23,233    17,661    17,992       9,771       9,275
                                         -------   -------   -------   -------   -------   ---------   ---------
         Operating income
           (loss)......................    1,232     1,700    (4,412)   (1,529)     (887)        191        (957)
Other (income) expense:
  Interest income and other,
    net................................       12      (172)     (778)     (814)     (723)       (451)       (353)
  Interest expense.....................      247       270       111        59        41           5          20
                                         -------   -------   -------   -------   -------   ---------   ---------
         Income (loss) before income
           taxes.......................      973     1,602    (3,745)     (774)     (205)        637        (624)
Income tax expense (benefit)...........      395       683      (848)       --        --          --          --
                                         -------   -------   -------   -------   -------   ---------   ---------
         Net income (loss).............  $   578   $   919   $(2,897)  $  (774)  $  (205)  $     637   $    (624)
                                         =======   =======   =======   =======   =======   =========   =========
Net income (loss) applicable to common
  stock................................  $   311   $   832   $(2,897)  $  (774)  $  (205)  $     637   $    (624)
                                         =======   =======   =======   =======   =======   =========   =========
Earnings (loss) per share
  (basic)..............................  $   .15   $   .26   $  (.48)  $  (.12)  $  (.03)  $     .10   $    (.10)
Earnings (loss) per share (diluted)....  $   .11   $   .26   $  (.48)  $  (.12)  $  (.03)  $     .10   $    (.10)
Weighted average number of common
  shares outstanding (basic)...........    2,117     3,215     6,061     6,214     6,131       6,107       6,126
Weighted average number of common
  shares outstanding (diluted).........    3,690     3,559     6,061     6,214     6,131       6,335       6,126
Dividends declared on convertible
  preferred stock......................  $    87   $    87   $     0   $     0   $     0   $       0   $       0

                                                                                              SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                  JUNE 30,
                                             ----------------------------------------------   -----------------
                                              1995     1996      1997      1998      1999      2000      1999
                                             ------   -------   -------   -------   -------   -------   -------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................  $1,409   $20,537   $14,903   $14,378   $13,394   $13,964   $13,546
Working capital............................   1,913    22,094    17,575    16,434    15,927    17,039    15,892
Total assets...............................   6,443    30,708    26,505    24,521    23,946    25,004    23,961
Total debt and capital lease obligation....   2,354       355       489       240        89       428       191
Retained earnings (accumulated deficit)....    (562)      393    (2,504)   (3,278)   (3,483)   (2,846)   (3,902)
Total shareholders' equity.................   2,431    26,085    23,678    22,554    22,282    22,985    21,958

                    MEDICAL ALLIANCE, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial information is based on the historical consolidated financial statements of Medical Alliance as adjusted to give effect to the Sale as detailed in the Asset Purchase Agreement.

     The unaudited pro forma consolidated balance sheet as of June 30, 2000 gives effect to the Sale as if it had occurred on that date. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition would actually have been had the Sale in fact occurred on such date, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained in the 1999 Form 10-K of Medical Alliance and the March 31, 2000 and June 30, 2000 Form 10-Qs of Medical Alliance.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND THE YEAR-ENDED DECEMBER 31, 2000

     Upon the completion of the Sale there will be no remaining operations. Therefore, the unaudited pro forma consolidated statement of operations has not been presented. On a pro forma basis, management estimates the remaining general and administrative cost to be approximately $67,000 (($.01) per share) and $166,000 (($.03) per share) for the six months ended June 30, 2000 and the year-ended December 31, 2000, respectively.

                    MEDICAL ALLIANCE, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000

                                                              HISTORICAL    ADJUSTMENTS      PROFORMA
                                                              -----------   -----------     -----------
                                                ASSETS

Current assets:
  Cash and cash equivalents.................................  $13,964,229   $12,329,000(1)  $26,293,229
  Accounts receivable, net..................................    2,251,464   (2,251,464)               0
  Prepaid expenses and other................................    2,039,877   (1,933,364)         106,513
  Refundable federal and state income taxes.................       43,839           --           43,839
  Deferred income taxes.....................................      263,331     (263,331)               0
                                                              -----------   ----------      -----------
        Total current assets................................   18,562,740    7,880,841       26,443,581
Property and equipment, net.................................    5,731,013   (5,731,013)               0
Intangible assets, net......................................      710,644     (710,644)               0
                                                              -----------   ----------      -----------
        Total assets........................................  $25,004,397   $1,439,184      $26,443,581
                                                              ===========   ==========      ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................      730,459           --          730,459
  Accrued expenses..........................................      593,881     (121,629)         472,252
  Capital lease obligations.................................      194,723     (194,723)               0
  Deferred revenue..........................................        4,490       (4,490)               0
                                                              -----------   ----------      -----------
        Total current liabilities...........................    1,523,553     (320,842)       1,202,711
Capital lease obligations, net of current maturities........      232,853     (232,853)               0
Deferred income taxes.......................................      263,331     (187,751)          75,580
                                                              -----------   ----------      -----------
        Total liabilities...................................    2,019,737     (741,446)       1,278,291
                                                              -----------   ----------      -----------
Stockholder's Equity:
  Common stock, $0.002 par value, 30,000,000 shares
    authorized; 6,452,866 shares issued and 6,119,563 shares
    outstanding.............................................       12,871           --           12,871
  Capital in excess of par value............................   26,766,856           --       26,766,856
  Accumulated deficit.......................................   (2,845,916)   2,180,630(2)      (665,286)
  Treasury stock at cost, 333,303 shares....................     (949,151)          --         (949,151)
                                                              -----------   ----------      -----------
        Total stockholders' equity..........................   22,984,660    2,180,630       25,165,290
                                                              -----------   ----------      -----------
        Total liabilities & stockholders' equity............  $25,004,397   $1,439,184      $26,443,581
                                                              ===========   ==========      ===========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Cash received from the Sale, net of transaction and severance cost is:

Sale of assets..........................................  $14,400,000
                                                          -----------
Less: Estimated transaction costs.......................      730,000
     Estimated severance and income tax payments........    1,341,000
                                                          -----------
          Total estimated transaction costs.............    2,071,000
                                                          -----------
Net cash proceeds from the Sale.........................  $12,329,000
                                                          ===========

(2) Represents the after-tax gain from the Sale.

                 PROPOSAL II -- NAME CHANGE OF MEDICAL ALLIANCE

     In connection with the transactions contemplated by the Asset Purchase Agreement, the Board has adopted resolutions approving an amendment to Medical Alliance's Articles of Incorporation to change the name of Medical Alliance to "MAII Holdings, Inc." The Amended Articles of Incorporation, assuming approval by our shareholders, will be filed with the Secretary of State of the State of Texas as soon as practicable after the Meeting.

     Subject to the approval of the shareholders of the transactions contemplated by the Asset Purchase Agreement as set forth under Proposal I above, the Board recommends that the shareholders vote FOR the proposal to approve the change of our name to "MAII Holdings, Inc."

                     PROPOSAL III -- ELECTION OF DIRECTORS

     The Board is divided into three classes and presently consists of eight directors. On the Meeting Date, the size of the Board will be eight directors, with two classes consisting of three directors and one class consisting of two directors, with the term of one class expiring each year and with the directors of each class, upon election, holding a three-year term. Each director shall serve until the Annual Meeting of Shareholders in the year in which his term expires or until his successor is elected and shall have qualified.

     Three directors, Gary Hill, Leon Pritzker and Richard F. Dahlson, are in the class whose term of office expires in 2000. The Board has nominated Messrs. Hill, Pritzker and Dahlson for election as directors at the Meeting, each to serve for a three-year term expiring at our Annual Meeting of Shareholders in 2003 or until his successor is elected and shall have qualified.

     Each of the nominees has indicated his willingness to serve as a member of the Board if elected; however, in case any nominee shall become unavailable for election to the Board for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee or nominees. Proxies cannot be voted for more than two nominees. The following sets forth information as of the Record Date as to the nominees for election at the Meeting and each of the directors whose term of office will continue after the Meeting, including their ages, present principal occupations, other business experience during the last five years, membership on committees of the Board and directorships in other publicly-held companies.

                                                                                 YEAR CURRENT
NAME                                AGE                POSITION                  TERM EXPIRES
----                                ---                --------                  ------------
NOMINEES FOR A THREE-YEAR TERM
  ENDING IN 2003:
Leon Pritzker (2).................  78    Director                                   2000
Gary Hill.........................  51    Director, President and Chief              2000
                                          Operating Officer
Richard F. Dahlson................  42    Director                                   2000
CONTINUING DIRECTORS:
Jim Silcock (1)(2)(3).............  50    Director                                   2001
Tom Montgomery (1)(3).............  43    Director                                   2001
Paul Herchman.....................  44    Chairman of the Board and Chief            2002
                                          Executive Officer
David Kallenberger, M.D...........  52    Medical Director and Director              2002
Tony LeVecchio (1)(2)(3)..........  53    Director                                   2002

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Incentive Plan Committee

                               BOARD OF DIRECTORS

     LEON PRITZKER, a director of Medical Alliance since 1989, has been self-employed as a management consultant since 1990. Mr. Pritzker is a member of the Audit Committee. From 1985 to 1990, Mr. Pritzker served as the Executive Vice President of Campbell Taggart, Inc. From 1967 to 1984, Mr. Pritzker served in various capacities with Anheuser-Busch Companies, Inc., most recently as Director, Management Systems Group. Mr. Pritzker is a fellow of the American Statistical Association. Mr. Pritzker received a Bachelor of Science degree from College of the City of New York and a Master of Arts degree from the University of Pennsylvania.

     PAUL HERCHMAN is a co-founder of Medical Alliance and has served as Chairman of the Board and Chief Executive Officer since its inception in 1989. Mr. Herchman served as President from 1989 until December 1997. From 1986 to 1989, Mr. Herchman was a sales representative for Sun Medical, Inc., a distributor of medical equipment. Prior thereto, Mr. Herchman served in sales positions with Chesebrough-Ponds USA Co. in its Hospital Products Division, from 1984 to 1986, and with Johnson & Johnson in its Ortho Pharmaceutical Division, from 1982 to 1984. Mr. Herchman received a Bachelor of Science degree from Texas Tech University.

     GARY HILL has served as President and Chief Operating Officer of Medical Alliance since December 1997 and has served as a director since February 1998. From January 1994 to April 1996, Mr. Hill served as President of the North Texas Division of Columbia/HCA. Prior thereto, Mr. Hill was Senior Vice President of Region II for Galen Health Care Inc. and Columbia from 1992 to 1994. From 1976 to 1992, Mr. Hill served in various capacities with Humana Inc., including Vice President for its hospital and insurance operations in central Kentucky and Cincinnati. Mr. Hill received a Bachelor of Science degree from the University of North Alabama.

     DAVID KALLENBERGER, M.D. is a co-founder of Medical Alliance and has served as a director and as the Medical Director since its inception in 1989. Dr. Kallenberger is a practicing physician specializing in obstetrics and gynecology and has been practicing at Integris Baptist Medical Center in Oklahoma City, Oklahoma since 1981. Dr. Kallenberger serves as a Clinical Professor in the Department of Obstetrics/ Gynecology at the University of Oklahoma Health Science Center and as the Program Director of the

Henry G. Bennett Fertility Institute at Integris Baptist Medical Center. Dr. Kallenberger received his Medical Doctorate degree from the University of Oklahoma.

     TONY LEVECCHIO has been a director of Medical Alliance since 1997 and advisor to Medical Alliance since 1990. Mr. LeVecchio is a member of the Audit Committee, the Compensation Committee, and the Incentive Plan Committee. Mr. LeVecchio is President of The James Group, a business advisory firm, where he has been a principal since 1989. Prior to The James Group, Mr. LeVecchio was Senior Vice President and Chief Financial Officer for VHA Southwest Inc., a regional health care division of Voluntary Hospitals of America, Inc. Mr. LeVecchio received a Bachelor of Economics degree and a Master of Business Administration degree from Rollins College in 1968 and 1969, respectively.

     THOMAS MONTGOMERY is a co-founder of Medical Alliance and has served as a director of Medical Alliance since 1989. Mr. Montgomery is a member of the Compensation Committee and the Incentive Plan Committee. Mr. Montgomery is a partner of Montgomery, Baggett & Drews, L.L.P., and Chief Financial Officer of Solution 6 Holdings, Ltd., an Australian public company. From December 1982 to December 1990, Mr. Montgomery served in various capacities with Arthur Andersen & Co., and as the Senior Tax Manager of the Enterprise Group since 1985. Mr. Montgomery received a Bachelor of Business Administration degree from Texas Tech University and a Master of Science degree from Texas Tech University.

     JIM SILCOCK has been a director of Medical Alliance since February 1996. Mr. Silcock is a member of the Audit Committee, the Compensation Committee, and the Incentive Plan Committee. Mr. Silcock has served as a general partner of Mapleleaf Capital Ltd., a general partner of Sunwestern Associates III, a general partner of Sunwestern Investment Fund III, a venture capital fund, since 1988, and as a general partner of T.V.P. Associates Limited, the general partner of Texas Venture Partners, a venture capital fund, since 1984. Mr. Silcock received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College.

     RICHARD F. DAHLSON has been a director of Medical Alliance since October 2000 and has served as outside legal counsel to Medical Alliance since 1992. Mr. Dahlson is a partner of Jackson Walker L.L.P., a law firm headquartered in Dallas, Texas. Mr. Dahlson has been with Jackson Walker since 1984. Mr. Dahlson received his B.S.B.A. from the University of Minnesota and a J.D. degree from the University of Wisconsin.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of Medical Alliance is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting Medical Alliance and to act on matters requiring approval of the Board. It also holds special meetings when an important matter requires action by the Board between scheduled meetings. The Board met seventeen times and acted by unanimous written consent five times during 1999. During 1999, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Incentive Plan Committee. The functions of these committees, their current members, and the number of meetings held during the fiscal year ending December 31, 1999, are described below.

     Audit Committee. The Audit Committee makes recommendations to the Board regarding the appointment of independent auditors, reviews the plan and scope of any audit to Medical Alliance's financial statements and reviews Medical Alliance's significant accounting policies and related matters. The Board has adopted a written charter for the Audit Committee. A copy of the Charter is attached to this Proxy Statement as Appendix C. The Audit Committee did not meet in 1999. The Audit Committee has reviewed and discussed Medical Alliance's audited financial statements with the Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented. Based on the review above, the Audit Committee recommended to the Board that the audited financial statements be included in Medical Alliance's annual report. The Audit Committee is comprised of Messrs. Pritzker, LeVecchio and Silcock, each of whom is an independent director.

     Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the compensation of executive officers. Prior to the formation of the Incentive Plan Committee in 1997, the Compensation Committee was responsible for the administration of Medical Alliance's 1994 Amended and Restated Long-Term Incentive Plan (the "Incentive Plan"). The Compensation Committee is comprised of Messrs. LeVecchio, Montgomery, and Silcock. The Compensation Committee met two times in 1999.

     Incentive Plan Committee. The Incentive Plan Committee was established in 1997 and administers the Incentive Plan. The Incentive Plan Committee is comprised of Messrs. Montgomery, LeVecchio and Silcock. The Incentive Plan Committee met two times in 1999.

     Medical Alliance does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board as a whole.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information with respect to beneficial ownership of Common Stock as of November 1, 2000, by (i) all persons known to Medical Alliance to be the beneficial owner of 5% or more of the Common Stock,
(ii) each director of Medical Alliance, (iii) the chief executive officer and each of Medical Alliance's other most highly compensated executive officers whose total annual compensation for 1999 based on salary and bonus earned during 1999 exceeded $100,000 (the "Named Executive Officers") and (iv) all Medical Alliance directors and executive officers as a group. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of November 1, 2000. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                             NUMBER OF SHARES      PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
------------------------------------                       ---------------------   ---------------------
NAMED EXECUTIVE OFFICERS
Paul Herchman(2).........................................          417,046                  6.6%
Gary Hill(3).............................................          140,000                  2.2%
DIRECTORS
David Kallenberger, M.D.(4)..............................          177,136                  2.8%
Tony LeVecchio(5)........................................           50,314                  0.8%
Thomas Montgomery(6).....................................          257,625                  4.0%
Leon Pritzker(7).........................................           88,953                  1.4%
Jim Silcock(8)...........................................        1,007,692                 15.8%
Richard F. Dahlson(9)....................................           12,285                  0.2%
All Executive Officers and Directors as a Group (7
  persons)(10)...........................................        2,151,051                 33.8%
OTHER 5% SHAREHOLDERS
Mapleleaf Capital, Ltd.(11)..............................          746,829                 11.7%
Patrick Rivelli(12)......................................        1,016,592                 16.0%
Satana Corporation(13)...................................          494,645                  7.8%
Dimensional Fund Advisors, Inc.(14)......................          427,300                  6.7%

---------------

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of November 1, 2000 are deemed to be outstanding and to be beneficially owned by the person or entity holding such options.

 (2) Includes 51,000 shares underlying currently exercisable options to purchase Common Stock. The business address of Mr. Herchman is 2445 Gateway Drive, Suite 150, Irving, Texas 75063.

 (3) Includes 125,000 shares underlying currently exercisable options to purchase Common Stock. The business address of Mr. Hill is 2445 Gateway Drive, Suite 150, Irving, Texas 75063.

 (4) Includes 29,109 shares underlying currently exercisable options to purchase Common Stock. The business address of Dr. Kallenberger is 3433 N.W. 56th Street, Suite 310, Oklahoma City, Oklahoma 73112.

 (5) Includes 8,499 shares underlying currently exercisable options to purchase Common Stock. The business address of Mr. LeVecchio is 4975 Preston Park Blvd., Suite 150, Plano, Texas 75093.

 (6) Includes 8,499 shares underlying currently exercisable options to purchase Common Stock, 7,805 shares of Common Stock held by Mr. Montgomery's spouse's profit sharing plan, 10,000 shares of Common Stock held by Mr. Montgomery's spouse's pension plan and 53,610 shares of Common Stock held by Montgomery, Jessup and Company L.L.P.'s ("MJC") profit sharing plan, of which Mr. Montgomery is a partner. As a partner of MJC, Mr. Montgomery may be deemed to be the indirect owner of the shares beneficially owned by MJC by virtue of his authority to make investment decisions regarding the voting and disposition of such shares. The business address of Mr. Montgomery is 5220 Spring Valley, Suite 600, Dallas, Texas 75240.

 (7) Includes 8,499 shares underlying currently exercisable options to purchase Common Stock. The business address of Mr. Pritzker is 3825 Echo Brook Lane, Dallas, Texas 75229.

 (8) Includes 746,829 shares beneficially owned by Mapleleaf Capital, Ltd., which includes 8,499 shares underlying currently exercisable options to purchase Common Stock, 135,649 shares beneficially owned by Sunwestern Cayman 1988 Partners, and 125,214 shares beneficially owned by Sunwestern Investment Fund III, all of which are affiliates of Mr. Silcock. Mr. Silcock may be deemed to be the indirect beneficial owner of shares beneficially owned by such entities by virtue of his authority to make investment decisions regarding the voting and disposition of such shares. Mr. Silcock disclaims beneficial ownership of the shares owned by Mapleleaf Capital, Ltd., Sunwestern Cayman 1988 Partners and Sunwestern Investment Fund III. The business address of Mr. Silcock is 12221 Merit Drive, Suite 935, Dallas, Texas 75251.

 (9) Includes 400 shares held by Mr. Dahlson's spouse, 7,805 shares held by Mr. Dahlson's spouse's IRA plan and 4,080 shares underlying currently exercisable options to purchase Common Stock. The business address of Mr. Dahlson is 901 Main Street, Suite 6000, Dallas, Texas 75201.

(10) Includes the shares referenced in footnotes (2)-(9).

(11) Includes 8,499 shares underlying currently exercisable options to purchase Common Stock. The business address of Mapleleaf Capital, Ltd., is 12221 Merit Drive, Suite 935, Dallas, Texas 75251.

(12) Includes 746,829 shares beneficially owned by Mapleleaf Capital, Ltd., which includes 8,499 shares underlying currently exercisable options to purchase Common Stock, 135,649 shares beneficially owned by Sunwestern Cayman 1988 Partners, and 125,214 shares beneficially owned by Sunwestern Investment Fund III, all of which are affiliates of Mr. Rivelli. Mr. Rivelli may be deemed to be the indirect beneficial owner of shares beneficially owned by such entities by virtue of his authority to make investment decisions regarding the voting and disposition of such shares. Mr. Rivelli disclaims beneficial ownership of the shares owned by Mapleleaf Capital, Ltd., Sunwestern Cayman 1988 Partners and Sunwestern Investment Fund III. The business address of Mr. Rivelli is 12221 Merit Drive, Suite 935, Dallas Texas 75251.

(13) Includes 2,000 shares underlying currently exercisable options to purchase Common Stock. The business address of Satana Corporation is National Plaza 2, Suite 102, Amarillo, Texas 79101.

(14) Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 427,300 shares of Medical Alliance's Common Stock as of June 30, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of Medical Alliance's last three fiscal years to Medical Alliance's Chief Executive Officer and Medical Alliance's other most highly compensated executive officer, based on salary and bonus earned during 1997, 1998, and 1999.

                                            ANNUAL COMPENSATION                        LONG-TERM COMPENSATION AWARDS
                                           ----------------------                      ------------------------------
                                                                                       SECURITIES
                                  FISCAL                              OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)   COMPENSATION ($)
---------------------------       ------   ----------   ---------   ----------------   -----------   ----------------
Paul Herchman...................   1999     $200,000        0              0             100,000          $5,240(1)
  Chairman of the Board and        1998      200,000        0              0                   0           5,700
  Chief Executive Officer          1997      155,510        0              0               1,000           5,700
Gary Hill(3)....................   1999     $200,000        0              0                   0          $5,420(2)
  President and                    1998      200,000        0              0             151,540           5,420
  Chief Operating Officer          1997       16,667        0              0              98,460             350

---------------

(1) Represents a $350 per month automobile allowance paid to Mr. Herchman, and $1,040 of annual premiums on a life insurance policy, of which Mr. Herchman's spouse is the beneficiary, paid by Medical Alliance on Mr. Herchman's behalf.

(2) Represents a $350 per month automobile allowance paid to Mr. Hill, and $1,220 of annual premiums on a life insurance policy, of which Mr. Hill's spouse is the beneficiary, paid by Medical Alliance on Mr. Hill's behalf.

(3) Mr. Hill's employment term with Medical Alliance began in December 1997.

                             OPTION GRANTS IN 1999

     The following table provides information related to options granted to the Named Executive Officers during 1999.

                                                                                     POTENTIAL REALIZED VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                         APPRECIATION FOR
                                            INDIVIDUAL GRANTS                             OPTION TERM(1)
                       -----------------------------------------------------------   -------------------------
                        NUMBER OF      % OF TOTAL
                        SECURITIES    OPTIONS/SARS
                        UNDERLYING     GRANTED TO    EXERCISE OR
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE
NAME                   GRANTED (#)    FISCAL YEAR     ($/SH)(2)    EXPIRATION DATE     5% ($)        10% ($)
----                   ------------   ------------   -----------   ---------------   -----------   -----------
Paul Herchman........    100,000        22%             $1.91         12-15-09        $120,119      $304,405
Gary Hill............     N/A             N/A          N/A             N/A              N/A           N/A

---------------

(1) The dollar amounts in these columns represent potential value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(2) The exercise price of each option was equal to the fair market value of the Common Stock on the date of the grant.

                  AGGREGATE OPTION VALUES AT DECEMBER 31, 1999

                           NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED IN-THE-MONEY
                         EXERCISED OPTIONS/SARS AT FY-END(#)              OPTIONS/SARS AT FY-END($)(1)
                         -----------------------------------           -----------------------------------
NAME                     EXERCISABLE           UNEXERCISABLE           EXERCISABLE           UNEXERCISABLE
----                     -----------           -------------           -----------           -------------
Paul Herchman..........          0                101,000                  $0                   $15,000
Gary Hill..............    125,000                125,000                   0                         0

---------------

(1) These values assume a valuation of $2.06 per share at December 31, 1999. Value is calculated based on the difference between the option price and $2.06 multiplied by the number of shares of Common Stock underlying the options.

                           COMPENSATION OF DIRECTORS

     It is the policy of Medical Alliance that directors who are not employees of Medical Alliance ("Non-employee Directors") receive $500 for each Board meeting attended. All directors of Medical Alliance are reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings. Under the terms of the Incentive Plan, so long as Medical Alliance is a reporting company subject to the terms of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Non-employee Directors will receive an option to purchase 2,500 shares of Common Stock upon his or her initial election to the Board and an option to purchase 5,000 shares of Common Stock at each annual meeting of the shareholders thereafter while he or she continues to serve as a director of Medical Alliance. Such options will be non-qualified stock options, will have an exercise price equal to the fair market value of the Common Stock at the date of grant, will become exercisable one-third on each of the first, second and third anniversaries thereof, and will expire ten years from the date of grant. As of November 1, 2000, the current Non-employee Directors and their affiliated entities have been granted options to purchase a total of 94,915 shares of Common Stock at exercise prices ranging from $2.16 to $13.50 per share pursuant to the Incentive Plan.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     Medical Alliance has entered into an Employment Agreement with Paul Herchman, dated as of January 1, 1998, (the "Herchman Employment Agreement"). The Herchman Employment Agreement may be terminated by Medical Alliance upon twelve months prior notice and may be terminated by Mr. Herchman upon (3) three months prior notice. The Herchman Employment Agreement provides that Mr. Herchman receive a base salary of $200,000 per year and is eligible to receive bonuses based upon Medical Alliance's financial performance. The Herchman Employment Agreement requires Mr. Herchman to maintain the confidentiality of Medical Alliance's proprietary information during his employment and thereafter and prohibits Mr. Herchman from competing with Medical Alliance during his employment and for a period of one year thereafter.

     Medical Alliance has entered into a Change of Control Agreement with Paul Herchman, dated as of July 5, 2000, (the "Herchman Change of Control Agreement"). The Herchman Change of Control Agreement will, by its terms, continue in effect for a period of eighteen months following its execution. The Herchman Change of Control Agreement provides that upon a change of control of Medical Alliance, as defined therein, Medical Alliance will pay to Mr. Herchman
(i) unpaid base salary, bonuses and business expenses incurred through the date of the change of control and (ii) within fifteen days following the date of the change of control, a lump sum severance payment equalling Mr. Herchman's annual base salary plus the annual cost of COBRA benefits, exclusive of 401(k) benefits, provided to Mr. Herchman by Medical Alliance, multiplied by (1.5) one and one-half. The Herchman Change of Control Agreement further provides for the amendment of Mr. Herchman's existing stock option agreements with Medical Alliance to trigger the immediate vesting and exercisability of all options granted to Mr. Herchman as of the date of the change of control and shall remain exercisable for the original remaining term. Any payments made pursuant to the Herchman Change of Control Agreement are in lieu of payments made under the Herchman

Employment Agreement, which shall be deemed to be canceled prior to a change of control. Consummation of the Sale will result in a change of control under the Herchman Change of Control Agreement.

     Medical Alliance has entered into an Employment Agreement with Gary Hill, dated as of December 2, 1997, (the "Hill Employment Agreement"). The Hill Employment Agreement provides that Mr. Hill will receive a base salary of $200,000 per year and is eligible to receive bonuses based upon Medical Alliance's financial performance. The Hill Employment Agreement is terminable by Medical Alliance with twelve months prior notice and may be terminated by Mr. Hill upon (3) three months prior notice. The Hill Employment Agreement requires Mr. Hill to maintain the confidentiality of Medical Alliance's proprietary information during his employment and thereafter and prohibits Mr. Hill from competing with Medical Alliance during his employment and for a period of one year thereafter.

     Medical Alliance has entered into a Change of Control Agreement with Gary Hill, dated as of July 5, 2000, (the "Hill Change of Control Agreement"). The Hill Change of Control Agreement will, by its terms, continue in effect for a period of eighteen months following its execution. The Hill Change of Control Agreement provides that upon a change of control of Medical Alliance, as defined therein, Medical Alliance will pay to Mr. Hill (i) unpaid base salary, bonuses and business expenses incurred through the date of the change of control and
(ii) within fifteen days following the date of the change of control, a lump sum severance payment equalling Mr. Hill's annual base salary plus the annual cost of COBRA benefits, exclusive of 401(k) benefits, provided to Mr. Hill by Medical Alliance, multiplied by (1.5) one and one-half. The Hill Change of Control Agreement further provides for the amendment of Mr. Hill's existing stock option agreements with Medical Alliance to trigger the immediate vesting and exercisability of all options granted to Mr. Hill as of the date of the change of control and shall remain exercisable for the original remaining term. Any payments made pursuant to the Hill Change of Control Agreement shall be in lieu of payments under the Hill Employment Agreement, which shall be deemed to be canceled prior to a change of control. Consummation of the Sale will result in a change of control under the Hill Change of Control Agreement.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Medical Alliance is engaged in a unique business niche. In order to succeed, Medical Alliance believes that it must be able to attract and retain qualified executives. The Compensation Committee has been primarily responsible for determining executive compensation. All of Medical Alliance's executive officers are parties to employment agreements (the "Executive Employment Agreements"), which provide for their base compensation level, as well as annual incentives based on Medical Alliance's performance. The Compensation Committee intends that future determination of executive compensation will continue to take into account input from Medical Alliance's senior management and, among other things, one or more of the following goals:

     - Aligning company, employee and shareholder interests;

     - Rewarding executives for successful strategic management;

     - Recognizing outstanding performance;

     - Providing incentives and rewards that will attract and retain highly qualified and productive people;

     - Motivating employees to high levels of performance; and

     - Ensuring external competitiveness and internal equity.

     To achieve these goals, Medical Alliance's executive compensation policies will continue to integrate annual base compensation with bonuses based upon a variety of factors that may include Medical Alliance's operating performance and individual initiatives and performance. In measuring Medical Alliance's operating performance, the Compensation Committee may consider, among other things, Medical Alliance's attainment of gross margin, operating profit and growth targets, limits on corporate general and administrative expenses, net income and earnings per share targets, and debt to capital ratio levels. The Compensation Committee has not applied a formula assigning specific weights to any such factors. Compensation through stock options is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of Medical Alliance. When granting stock options, the Compensation Committee may consider, among other things, a number of criteria and factors including the recipient's level of cash compensation, years of service with Medical Alliance, position with Medical Alliance and the number of unexercised options held by the recipient. In order to continue to provide management the long-term incentives afforded by stock options, during 1999, the Compensation Committee approved the grant of options to a number of Medical Alliance's officers, directors and employees.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Compensation of Medical Alliance's executive officers is generally comprised of base salary, quarterly and annual cash bonuses, and long-term incentive compensation in the form of stock options. In determining salaries for the executive officers in 1999, the Board took into account individual experience and performance of its executive officers. In determining stock option grants for the executive officers, the Compensation Committee evaluated a number of criteria, including the recipient's level of cash compensation, years of service with Medical Alliance, position with Medical Alliance and the number of unexercised options held by the recipient.

     This report is submitted by the members of the Compensation Committee:

                             COMPENSATION COMMITTEE

                                 TOM MONTGOMERY
                                 TONY LEVECCHIO
                                  JIM SILCOCK

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the Compensation Committee made recommendations to the Board regarding compensation of Medical Alliance's executive officers and the Board approved all of such recommendations. The Compensation Committee was comprised of Tom Montgomery, Tony LeVecchio, and Jim Silcock during 1999. No executive officer of Medical Alliance served as a member of the Compensation Committee or similar committee or board of directors of any other entity which an executive officer thereof served on the Compensation Committee or Board.

                            STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock from October 11, 1996, through December 31, 1999, with the cumulative total return on the Nasdaq Stock Market and the S&P Small Cap 600. Medical Alliance does not believe it is feasible to provide a comparison against a group of peer companies, as there is an insufficient number of similar publicly traded companies. The comparison assumes $100 was invested immediately prior to such period in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. Dates on the following chart represent the last day of the indicated fiscal year. Medical Alliance paid no dividends during such period.

                                    [CHART]

-------------------------------------------------------------------------------------
                             10/11/96    12/31/96    12/31/97    12/31/98    12/31/99
-------------------------------------------------------------------------------------
 Medical Alliance, Inc.       100.00      104.55       36.36       18.18       18.73
 S&P Small Cap 600            100.00      104.74      130.42      127.40      142.40
 Nasdaq Stock Market          100.00      104.37      126.95      177.26      328.97

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Medical Alliance's officers and directors, and persons who own more than 10% of a registered class of Medical Alliance's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. Such persons are required by the Commission to furnish Medical Alliance with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal year 1999, or written representations from certain reporting persons, Medical Alliance believes that all filing requirements applicable to its officers, directors and persons who own more than 10% of Medical Alliance's Common Stock have been complied with.

                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of Medical Alliance consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered in the Proxy Statement and Proxy relating to the Meeting, such proposals must be received by Medical Alliance, Attention: Secretary, at the address set forth on the first page of this Proxy Statement, no later than August 9, 2001 in order to be included in Medical Alliance's proxy materials and form of proxy relating to that meeting. Shareholder proposals must also be otherwise eligible for inclusion.

                                 OTHER BUSINESS

     Medical Alliance does not intend to bring any business before the Meeting other than those described herein and at this date Medical Alliance has not been informed of any matters that may be presented at the Meeting by others; however, if any other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying Proxy will vote pursuant to such Proxy in accordance with their best judgment on such matters.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at the Commission's Chicago Regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at the Commission's New York Regional office located at 7 World Trade Center, Room 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Additionally, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. Our Common Stock is listed on the Nasdaq National Market System ("Nasdaq"). Reports, proxy statements and other information concerning us can be inspected at the offices of Nasdaq.

     Our principal executive offices are located at 2445 Gateway Drive, Suite 150, Irving, Texas 75063, (972) 580-8999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which we have filed with the Commission, are incorporated herein by reference and made a part hereof:

          (a) Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

          (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy and prior to the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy.

     We will provide, without charge, to each person to whom a copy of this Proxy is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such documents should be directed to Mark A. Novy, 2445 Gateway Drive, Suite 150, Irving, Texas 75063, (972) 580-8999, ext. 210.

                                 MISCELLANEOUS

     All costs of solicitation of Proxies will be borne by Medical Alliance. In addition to solicitation by mail, the officers and employees of Medical Alliance may solicit Proxies by telephone or personally, without additional compensation. Medical Alliance may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and Medical Alliance may reimburse them for their out-of-pocket expenses incurred in connection therewith. Medical Alliance's regularly retained investor relations firm, Corporate Communications, Inc., may also be called upon to solicit proxies by telephone or mail. The cost for the solicitation of shareholders is estimated to be $25,000.

     The Annual Report to Shareholders of Medical Alliance, including financial statements for the fiscal year ended December 31, 1999, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

                                            By Order Of The Board Of Directors,

                                            /s/ MARK NOVY
                                            Mark Novy
                                            Secretary

Irving, Texas
November 8, 2000

                                                                      APPENDIX A

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (together with all exhibits, schedules and other documents attached hereto, hereinafter referred to as the "Agreement") is made by and between Medical Alliance, Inc., a Texas corporation (the "Seller"), and ICN Pharmaceuticals California, Inc., a California corporation (the "Purchaser"), on this 15th day of September, 2000.

                                  WITNESSETH:

     WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets, properties and rights comprising the Seller's medical surgical and aesthetic elective business (the "Business").

     NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1.

                     ASSETS, LIABILITIES AND PURCHASE PRICE

     1.01. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, convey, assign and deliver ("Transfer") to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's rights, titles, interests, properties, assets, whether tangible or intangible, and wherever located (but excluding the Excluded Assets (as hereinafter defined) and all liabilities other than the Assumed Liabilities (as hereinafter defined)), owned by the Seller and necessary and sufficient for the Purchaser to obtain the full benefit of the acquisition of the Business as a going concern (hereinafter collectively referred to as the "Transferred Assets") free and clear of all Liens (as defined in Section 3.07), other than the Liens set forth on Schedule 3.07, including without limitation:

          (a) all inventories of the Business (the "Inventories");

          (b) all supplies and printed materials of the Business;

          (c) all prepaid expenses of the Business;

          (d) all fixtures, furniture, machinery, equipment, tools and spare parts of the Business that are reflected on Schedule 1.01(d) including without limitation all computer hardware, computer software and all documentation related thereto including source code and systems documentation, subject to the licenses granted by third parties therefor;

          (e) all of the following which shall be specifically set forth on
     Schedule 1.01(e): (1) United States and foreign patents and all applications therefor, and inventions made prior to today's date by employees of the Seller and which are used in the conduct of the Business and owned or licensed by the Seller as of today's date; (2) United States and foreign copyright rights and registrations and applications therefore, for copyright works created prior to today's date by employees of the Seller and are used in the conduct of the Business and which works and copyright rights are in the possession of and/or owned or licensed by the Seller as of the date hereof; (3) United States and foreign trademarks, registered or unregistered, adopted for use in the conduct of the Business, which are owned or licenced by the Seller as of today's date, and any trademark registrations therefore (or applications for trademark registrations), together with the goodwill of the Business associated therewith; (4) all un-patented inventions, trade secrets, confidential and proprietary information and know-how that originated out of the Business and are, immediately prior to the date hereof, in possession of, used in and owned by the Seller in the conduct of the Business; and (5) all rights to sue third parties for infringement with respect to the foregoing;

          (f) all rights in, to and under the contracts and agreements of the Business which are set forth on Schedule 1.01(f) (the "Material Agreements");

          (g) all marketing and sales materials, advertising materials, catalogues and sales brochures of the Business;

          (h) all permits, licenses, license applications, approvals, product registrations and product clearances that are used in the conduct of the Business including those that are set forth on Schedule 1.01(h) (to the extent the same are transferable);

          (i) all books, records, manuals, files and other documentation, whether written, electronic or otherwise, of the Business, including without limitation, customer records, supplier lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, designs and accounting records; and

          (j) all automobiles, trucks, vans or other vehicles of the Business set forth on Schedule 1.01(j).

     1.02. Limited Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and subject to the Seller's retention of the Excluded Liabilities set forth below, on the Closing Date the Purchaser shall assume and agree to pay, perform and discharge when due, the following ("Assumed Liabilities"):

          (a) Obligations and liabilities to discharge the liabilities of Seller constituting Seller's Accrued Vacation, so far as such liabilities relate to employees of Seller who are actually hired by Purchaser on Closing, which employees are listed on Schedule 1.02(a).

          (b) Future and ongoing obligations under the Material Agreements;

          (c) Any claims in respect of an action, occurrence or event occurring on or after the Closing Date with respect to personal injury, property damage, product liability or breach of warranty for which the Purchaser is liable under law, except for such claims or that portion of any claim in respect of an action, occurrence or event occurring prior to the Closing Date; and

          (d) Deferred revenues -- seminars, of Seller that are referenced in a line item on Seller's June 30, 2000, balance sheet.

     1.03. Excluded Liabilities. Except for the Assumed Liabilities specified in
Section 1.02, the Purchaser shall not assume, and shall have no obligation or liability for, any claims, debts, liabilities (in contract, tort or otherwise), obligations, expenses, taxes, contracts or commitments of the Seller or the Business of any kind, character or description, whether absolute, contingent, or otherwise (including without limitation any obligation to Seller's employees for commissions relating to products and or services sold or performed prior to the date of Closing.) (the "Excluded Liabilities").

     1.04. Excluded Assets. Seller shall retain ownership and possession of the following assets and properties of Seller (the "Excluded Assets"): (a) all rights of Seller arising under this Agreement and the consummation of the transactions contemplated hereby; (b) all cash, bank deposits and marketable securities; (c) the items listed on Schedule 1.04, which are not being acquired by the Purchaser; (d) all corporate minute books, stock records, and tax returns of Seller and such other similar corporate books and records of Seller as may exist on the Closing Date; provided, however, that Purchaser shall be entitled to obtain copies of such records of Seller relating to the Transferred Assets as Purchaser may reasonably require in connection with the operation of the Business or use of the Transferred Assets subsequent to the Closing; (e) all rights to refunds of taxes applicable to periods prior to July 1, 2000; and (f) all assets of Seller not used or useful in the Business.

     1.05. Purchase Price. The aggregate purchase price for the Transferred Assets to be paid by the Purchaser to the Seller by wire transfer to Seller's denominated account on Closing, shall be FOURTEEN MILLION FOUR HUNDRED THOUSAND DOLLARS ($14,400,000) (the "Purchase Price"), and shall be allocated as set forth on Schedule 1.05.

     1.06. Post-Closing Purchase Price Adjustment.

          (a) Within 60 days after the Closing Date, the management of Seller who have agreed to employment with Purchaser after the Closing and who prepared Seller's Form 10-Q for the quarter ended June 30, 2000 (the "June 10-Q") shall prepare and deliver to Purchaser a special purpose balance sheet as of the Closing Date (the "Special Purpose Balance Sheet"). The Special Purpose Balance Sheet shall be prepared by such management in a manner consistent with the June 10-Q (both in procedures used by management and application of generally accepted accounting principles consistent with Seller's use thereof in the June 10-Q). Upon completion of the Special Purpose Balance Sheet, the same shall be reviewed by Purchaser's auditors to the extent of, and consistent with, PricewaterhouseCoopers LLP's review of the June 10-Q. The Special Purpose Balance Sheet shall include the following line items: (i) receivables, miscellaneous accounts receivables, medical supplies, prepaid expenses (associated with the business) deposits (associated with the business), goodwill and fixed assets (net) which shall equal the value of the Transferred Assets as of the Closing Date, and (ii) accrued vacation, deferred revenues (seminars) and capital leases which shall equal the value of the Assumed Liabilities as of the Closing Date. Upon completion of the auditors' review of the Special Purpose Balance Sheet, Purchaser shall deliver the same to Seller. Purchaser and its auditors will make available to Seller and its auditors all records and work papers used in preparing the Special Purpose Balance Sheet. If Seller disagrees with the computation of the Transferred Assets or the Assumed Liabilities reflected on the Special Purpose Balance Sheet, Seller may, within 15 days after receipt of the Special Purpose Balance Sheet, deliver a notice (an "Objection Notice") to Purchaser setting forth Seller's calculation of the Transferred Assets and/or Assumed Liabilities. Purchaser and Seller will use reasonable best efforts to resolve any disagreements as to the computation of the Transferred Assets or the Assumed Liabilities, but if they do not obtain a final resolution within 30 days after Purchaser has received the Objection Notice, Purchaser and Seller will jointly retain an independent accounting firm of recognized national standing (the "Arbitrating Accountant") to resolve any remaining disagreements. If Purchaser and Seller are unable to agree on the choice of the Arbitrating Accountant, then the Arbitrating Accountant will be a "big-five" accounting firm (or a successor) selected by lot (after excluding one firm designated by Purchaser and one firm designated by Seller). Purchaser and Seller will direct the Arbitrating Accountant to render a determination within 30 days of its retention and Purchaser, Seller, and their respective agents will cooperate with the Arbitrating Accountant during its engagement. The Arbitrating Accountant will consider only those items and amounts in the Special Purpose Balance Sheet set forth in the Objection Notice which Purchaser and Seller are unable to resolve. Purchaser and Seller shall each submit a binder to the Arbitrating Accountant promptly (and in any event within 30 days after the Arbitrating Accountant's engagement), which binder shall contain such party's computation of the Transferred Assets and the Assumed Liabilities and information, arguments, and support for such party's position. The determination of the Arbitrating Accountant will be conclusive and binding upon the parties. Purchaser and Seller shall bear the costs and expenses of the Arbitrating Accountant based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties.

          (b) If the amount equal to (i) the Transferred Assets minus (ii) the Assumed Liabilities (the "Transferred Net Worth") is less than $9,681,674, then Seller will, within five (5) business days after the determination thereof, pay to Purchaser an amount equal to any such shortfall. Such payment will be made by wire transfer or delivery of other immediately available funds. If the Transferred Net Worth is equal to or greater than $9,681,674, then no payment under this Section 1.06 shall be due or payable. Any payment made pursuant to this Section 1.06(b) or Section 1.06(c) below shall be treated as an adjustment to the Purchase Price for tax purposes.

          (c) In addition, in the event that within 180 days following the Closing Date, Purchaser has not collected accounts receivable included in the Transferred Assets ("Seller A/Rs") in a minimum amount determined by the following formula:

             (i) $9,681,674, minus

             (ii) The amount of any payment made by Seller under subsection (b) above, minus

             (iii) The value of the Transferred Assets set forth on the Special Purpose Balance Sheet (excluding accounts receivable), plus

             (iv) The value of the Assumed Liabilities set forth on the Special Purpose Balance Sheet.

     (the "Minimum A/R Collection Amount"), then within five business days after receipt of written notice from Purchaser to Seller of the amount of any shortfall between the Minimum A/R Collection Amount and the amount of collections (the "Shortfall"), Seller shall pay to Purchaser an amount equal to such Shortfall, if any, with such payment being made by wire transfer or delivery of other immediately available funds. Purchaser agrees that to the extent Purchaser collects Seller A/Rs following the end of such 180 day period, then Purchaser shall on a monthly basis pay to Seller an amount equal to the amount of Seller A/Rs collected during such month; provided, however, that such payments shall not exceed in the aggregate the Shortfall; and provided further, that Purchaser's obligations under this sentence shall terminate on the second anniversary of the Closing Date. The payments described in the above sentence shall be made within 30 days after the end of each calendar month and shall be made by wire transfer or delivery of other immediately available funds. Purchaser agrees to use all commercially reasonable efforts to collect the Seller A/Rs.

          (d) Notwithstanding the above, Purchaser agrees that in the event the Closing occurs and Seller has not received all consents to assignment required by Section 6.01(g), that said failure shall not affect the Purchase Price.

                                   ARTICLE 2.

                                    CLOSING

     2.01. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be no later than December 31, 2000 or such later date as the Purchaser and Seller may agree in writing (the "Closing Date"), and take place at the Seller's place of business at 2445 Gateway Drive, Suite 150, Irving, Texas 75063. At the Closing, the Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser.

     2.02. Deliveries of Seller. At the Closing, Seller shall deliver to the Purchaser the following:

          (a) a Bill of Sale, Assignment and Assumption Agreement;

          (b) an officer's certificate of Seller, dated the Closing Date, as to the material truth and correctness of the representations and warranties of Seller contained herein;

          (c) an officer's certificate of Seller, dated the Closing Date, as to the material performance of and compliance by Seller with all covenants of Seller contained herein on and as of the Closing Date; and

          (d) a secretary's certificate of Seller, dated the Closing Date, as to approval of the transactions contemplated by this Agreement by the Board of Directors of Seller.

     2.03. Deliveries of the Purchaser. At the Closing, Purchaser shall deliver to the Seller the following:

          (a) the Purchase Price in immediately available funds;

          (b) a Bill of Sale, Assignment and Assumption Agreement;

          (c) an officer's certificate of Purchaser, dated the Closing Date, as to the material truth and correctness of the representations and warranties of Purchaser contained herein; and

          (d) an officer's certificate of Purchaser, dated the Closing Date, as to the material performance and compliance by Purchaser with all covenants of Purchaser contained herein on and as of the Closing date.

     2.04. Further Assurances. From time to time after the Closing, and without further consideration:

          (a) The Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the Purchaser may reasonably request in order to more effectively Transfer to the Purchaser the rights, properties, and assets of the Business intended to be Transferred hereunder; and

          (b) The Purchaser shall take such actions as the Seller may reasonably request in order to assure the assumption and payment and discharge of the Assumed Liabilities by the Purchaser.

     2.05. Transfer Taxes. Any taxes arising as a result of the Transfers contemplated by this Agreement shall be paid by the party hereto that is responsible for payment under applicable law. Each party shall indemnify the other from and against any and all such taxes for which the indemnifying party is so responsible.

                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") the Seller hereby represents and warrants to the Purchaser as follows:

     3.01. Corporate Existence. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Business's property or assets or the conduct of the Business requires such qualification or license (as set forth on Schedule 3.01), except where the failure to be so qualified would not have a material adverse affect on the Business.

     3.02. Corporate Power and Authority. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Seller required by applicable law, its articles of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.03. No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the articles of incorporation or by-laws of the Seller; (b) except for provisions relating to the assignment of contracts, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller or the Business hereunder, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of the Business under any mortgage, indenture, lease, contract, agreement or instrument to which the Seller or the Business is a party or by which the Seller or the Business, or any of either of their assets or properties may be bound; (c) to the best of the Seller's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Business is subject or by which the Seller or Business, or any of either of their assets or properties are bound; or (d) result in the loss of any material license, permit, or agreement benefiting the Business.

     3.04. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller or the Business in connection with the execution, delivery or performance of this Agreement by the Seller.

     3.05. SEC Reports; Financial Statements. Seller has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended, since December 31, 1999 (collectively, the "Seller's SEC Reports"). The audited financial statements of Seller contained, or incorporated by reference, in Seller's Form 10-K for the year ended December 31, 1999, which consists of (i) consolidated balance sheets as of December 31, 1998 and 1999, (ii) consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1999, and (iii) the notes thereto, certified by PriceWaterhouseCoopers LLP ("Seller's Auditors"), whose report thereon is included therewith, were prepared in accordance with GAAP and present fairly Seller's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited financial statements of Seller contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, were prepared in accordance with GAAP and present fairly Seller's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby, subject to year-end adjustments.

     3.06. Absence of Certain Changes. Except as set forth on Schedule 3.06, since June 30, 2000, the Seller has conducted the Business in all material respects in the ordinary course of business and the Business has not:

          (a) suffered any material adverse change in its condition, operations, assets or business;

          (b) suffered any damage, destruction or loss materially adversely affecting its business, operations, assets or condition;

          (c) except in the ordinary course of business, canceled or compromised any material debts, or waived any material claims or rights, or sold, assigned or transferred any of its properties or assets material to the Business;

          (d) entered into any agreement that calls for the payment or receipt of more than $10,000.00;

          (e) made any change in any method of accounting or accounting practice; or

          (f) entered into any agreement to take any action referred to in this
     Section 3.06.

     3.07. Title to Properties; Encumbrances. The Seller has good and marketable title to all of its properties and assets constituting the Transferred Assets. Except as set forth on Schedule 3.07, none of the Transferred Assets are subject to any Lien. When used in this Agreement, "Lien" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

     3.08. Patents, Trademarks, Trade Names. Schedule 1.01(e) contains a true and complete list of (a) all present patents, trademark registrations and copyright registrations originating out of and owned by and material to the Business, all applications for registration thereof and all intellectual property license agreements relating thereto and (b) all material agreements in existence on today's date relating to technology, know-how or processes that are necessary to conduct the Business that the Business is licenced or authorized to use by third parties or licenses or authorizes others to use. No licenses, sub-licenses or agreements with third parties exist as of today's date that were entered into by the Business granting rights in such patents, trademarks or copyrights included in the Transferred Assets, except as described in Schedule 1.01(e). The Seller has the right to use all information and know-how that are used in the conduct of the Business as currently conducted. Except as set forth in Schedule 3.08, all items listed on Schedule 1.01(e) are transferred free and clear of all Liens. The operations of the Business as conducted as of today's date, to the Seller's knowledge, do not infringe any third-party patents or trademarks.

     3.09. Litigation. Other than as set forth on Schedule 3.09, there are no actions, claims, proceedings or investigations (collectively "Actions") pending, or threatened, against the Business or any of its assets, properties or rights before any court, arbitrator, mediator or administrative or governmental body. There is no Action pending, or threatened, against the Seller or any of its assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any Actions taken or proposed to be taken by the Seller pursuant to this Agreement.

     3.10. Insurance. Schedule 3.10 sets forth a true and complete list of all policies of liability insurance owned or held by the Seller for the benefit of the Business. The Seller has not received any notice of cancellation with respect thereto. All such policies are valid and binding and in full force and effect as of the date hereof.

     3.11. Leases. Schedule 1.01(f) sets forth a true and complete list of all leases held by or on behalf of the Seller for the benefit of the Business. The Seller has not received any notice of cancellation, or escalation of rent with respect thereto. All such leases are valid and binding on Seller, and, to the best knowledge of Seller, on the other parties thereto.

     3.12. Managed Care Agreements. Schedule 1.01(f) sets forth a true and complete list of all contracts and agreements with managed care groups and insurance companies held by or on behalf of the Seller for the benefit of the Business. The Seller has not received any notice of cancellation with respect thereto. All such contracts and agreements are valid and binding on Seller, and, to the best knowledge of Seller, on the other parties thereto.

     3.13. Contracts and Commitments.

          (a) Schedule 3.13 and the technology licenses and agreements set forth on Schedule 1.01(f), contain a true and complete list of:

             (i) All contracts or agreements with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives or others engaged in the sale, distribution, service or repair of the Business's products;

             (ii) Any outstanding purchase orders issued by the Business in excess of $10,000.00, and any outstanding sales order accepted by the Business in excess of $10,000.00; and

             (iii) All joint venture or similar agreements to which the Seller is a party that provide for the manufacture, marketing, sale or distribution of any products of the Business.

          (b) The Seller has made available to the Purchaser copies of the Material Agreements and shall deliver true and complete copies of all other agreements and documents as the Purchaser may reasonably request.

          (c) Except for licenses, distributorship agreements and similar agreements, that by their terms are for specific geographical areas, neither the Business nor the Seller is a party to any agreement that would restrict the Business from carrying on its business anywhere in the world.

          (d) Each of the Material Agreements that calls for the receipt of payment of more than $10,000.00 has been entered into in the ordinary course of business. The business has not received written notice of any asserted claim of default by the Seller with respect to any of the Material Contracts that calls for the receipt or payment of more than $10,000.00.

     3.14. Suppliers and Customers. Schedule 3.14 contains a true and complete list of all customers, and those suppliers who bill Seller $10,000 or more annually, with whom Seller did business during the twenty four (24) month period ended June 30, 2000. The Seller has no knowledge that any such supplier or customer expects materially to reduce its business with the Business.

     3.15. Employment Law Matters. The Business is in compliance with all laws and regulations relating to employment practices. The Seller, with respect to the conduct of the Business, has not received written notice within the last year that it has not complied with any applicable law relating to the employment of labor, including any provisions thereof relating to the wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. If required under the Worker Adjustment, Retraining and Notification Act or other similar law, the Seller shall timely file and comply with all notice and other requirements therein or under such laws.

     3.16. Environmental Matters. The Business is in compliance with all federal, state and local environmental laws and regulations (collectively, "Environmental Laws"). The Seller has obtained all permits, licenses and other authorizations that are required under Environmental Laws with respect to the conduct of the Business and is in compliance in all respects therewith. Set forth on Schedule 3.16 are all Actions about which the Seller has received written notice that are pending before any court or governmental agency or, threatened (a) for noncompliance by the Business with any Environmental Law or regulation, or (b) relating to the release into the environment by the Business of any pollutant, toxic, radioactive or hazardous material or waste generated by the Business, whether or not occurring at or on a site owned, leased, occupied, or operated by the Business.

     3.17. Compliance with Laws. During the previous three (3) years, the Business has not been charged with, and is not threatened with or under any investigation with respect to, any charge concerning any violation of any material federal, state, local or foreign law or regulation affecting the Business. The Seller is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality issued to or against the Business.

     3.18. Licenses, Permits and Authorizations. The Business has all licenses and permits (collectively "Permits") required for the Business to conduct its business as it is now being conducted, the lack of which would have an adverse affect on the Business. All such Permits are valid and in full force and effect.
Schedule 3.18 contains a true and complete list of all such Permits. There is no Action pending, or threatened, that disputes the validity of such Permit.

     3.19. Equipment; Condition of Tangible Assets. Schedule 1.01(d) contains a true and complete list of all machinery, equipment, and other tangible personal property owned by the Business as of June 30, 2000 (broken down by location), and to be included in the Transferred Assets as of the date hereof (except for dispositions and acquisitions in the ordinary course of business after June 30,
2000). The Business's tangible assets that are included in the Transferred assets are in good operating condition given their age and level of depreciation, normal wear and tear excepted, and are adequate for the use to which they have been put by the Business.

     3.20. Sufficiency of Assets. Except for the Excluded Assets, the Transferred Assets constitute all property, assets and contractual rights necessary for the conduct of the Business as currently conducted. The Business has, as of the date hereof, a normal operating supply of Inventories, equipment and supplies, sufficient to last at least sixty (60) days of normal operation.

     3.21. Tax Returns and Payments. All of the tax returns and reports of the Seller with respect to the Business required by law to be filed have been duly filed and all taxes shown as due thereon have been paid (except in instances where extensions have been filed.) None of the Transferred Assets is subject to any Lien for taxes that are delinquent or due and payable. The provisions of this Section 3.21 shall include all reports, returns and payments due under all federal, state, or local laws or regulations relating to income taxes, withholding taxes, unemployment insurance, social security, worker's compensation, sales taxes, use taxes, property taxes, franchise taxes and other obligations of a similar nature. With respect to the Business, to the Seller's knowledge, there are no suits, actions, claims, investigations, inquiries or proceedings now pending against the Seller in respect of taxes or claims for additional taxes. The Seller has withheld from each payment made to its employees of the Business the amount of all taxes (including without limitation, income taxes, payroll taxes and FICA taxes) required to be withheld therefrom and has paid or made provision for the payment of the same to the proper tax authorities.

     3.22. Broker's and Finder's Fees. Except for its obligations to Hoak, Breedlove (for which Seller shall be solely responsible and shall indemnify Purchaser from and against), the Seller is not a party to, nor in any way obligated to make any payment relating to, any contract for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

     3.23. Inventories. The Inventories of the Business included in the Transferred Assets consist of items of a quality and quantity usable and saleable in the normal course of its business.

     3.24. Defaults. The Seller is not in default in any respect under any contract, agreement or lease material to the Business. To Seller's knowledge, no other party to any contract or agreement material to the Business to which the Seller is a party and which relates to the Business is in material default under or in material breach of any material provision thereof.

     3.25. Transactions with Management. Except as set forth on Schedule 3.25, during the past year, no current director, officer, or employee of the Business has engaged in any material transaction with the Business except for the receipt of compensation for services rendered as an employee.

     3.26. Accounts Receivable. All accounts receivable shown on the June 30, 2000 balance sheet have, and all accounts receivable acquired by the Seller subsequent to the date of the June 30, 2000 balance sheet will have, arisen in the ordinary course of the Business and are net of reserves according to Seller's accounting practices and policies.

                                   ARTICLE 4.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller as follows:

     4.01. Existence. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Business's property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified would not have a material adverse effect on the Purchaser.

     4.02. Corporate Power and Authority. The Purchaser has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, purchase the Transferred Assets and carry out the transactions contemplated herein. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Purchaser required by applicable law, its certificate of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.03. No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Purchaser is a party or by which the Purchaser, or any of its assets or properties may be bound; (c) to the Purchaser's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Purchaser is subject or by which the Purchaser, or any of its assets or properties are bound; (d) result in the loss of any license, privilege or certificate benefiting the Purchaser; (e) violate any contract or agreement to which any of the Purchaser's directors, officers or shareholders are bound; or (f) violate any stock exchange or commission rule or regulation.

     4.04. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser.

     4.05. Litigation. There is no Action pending, or threatened, against the Purchaser or any of its assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any Actions taken or proposed to be taken by the Purchaser pursuant to this Agreement.

     4.06. Brokers and Finder's Fees. The Purchaser is not a party to, nor in any way obligated to make any payment relating to, any contract for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement. Purchaser shall be solely responsible for, and shall indemnify Seller from and against, any such payment, contract or fee.

     4.07. Sales Tax. The transactions contemplated by this Agreement are not subject to Texas sales or use taxes.

                                   ARTICLE 5.

                       COVENANTS OF SELLER AND PURCHASER

     5.01. Books and Records; Access. Unless otherwise consented to in writing by the Seller, for a period of seven (7) years after the Closing, the Purchaser shall not destroy, alter or otherwise dispose of any original books or records of the Business included in the Transferred Assets without first offering to surrender such books and records to the Seller and shall maintain such books and records in good condition in a reasonably accessible location. The Purchaser shall allow the Seller reasonable access during normal business hours to examine and copy such books and records at Seller's expense.

     5.02. Cooperation. The Seller shall use commercially reasonable efforts to seek the consent of customers to assign customer agreements. The Seller shall give prompt notice to the Purchaser of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this Agreement.

     5.03. Non-Compete Covenant. Pursuant to an agreement in the form attached hereto as Exhibit 5.03, for a period of five (5) years, Seller will not enter into the Business or a similar business in the markets in which the Business currently competes.

     5.04. Assets. After the Closing, the Seller shall turn over to the Purchaser any and all Transferred Assets that are in or come into the possession of the Seller.

     5.05. Employees. Purchaser will offer employment to those employees working in the Business set forth on Schedule 5.05, such employment to be effective as of the Closing Date, at their current base salary (as of August 31, 2000) and current commission structure (as of August 31, 2000 with the exception that Purchaser shall not be liable for commissions relating to sales or service which occurred prior to the Closing Date) with respect to Seller's current product lines (excluding the N-Lite(R) product), subject to modification from time to time consistent with Seller's past practices, and with a commission structure applicable to the N-Lite(R) product at Purchaser's sole discretion. Such of Seller's employees who accept employment with Purchaser shall receive full credit for years of service with Seller for purposes of benefit eligibility (including, without limitation, for purposes of vacation and severance (with the further exception that Paul Herchman and Gary Hill shall not receive credit for years of service with Seller for purposes of severance)) and related calculations under Purchaser's benefit plans.

     5.06. Assignments and Consents. The Seller shall use all reasonable commercial efforts, before Closing, to obtain consents to the assignment to the Purchaser of all the Material Agreements, trademarks and trade names to be included in the Transferred Assets.

     5.07. Shareholders' Meeting. Seller shall call a meeting of its shareholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the transactions contemplated hereby and any other purpose Seller may desire. Seller shall use its best efforts to file with the SEC its proxy materials relating to such meeting as soon as practicable following the date of this Agreement, and shall not delay the filing of such materials as a result of issues or transactions related to Seller's merger with, or acquisition of or by, another entity. Subject to the fiduciary duties of its Board of Directors, Seller shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and not rescind such recommendation, and Seller shall use all commercially reasonable efforts to obtain approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders.

     5.08. Amendment of Schedules. Seller may amend the Disclosure Schedule attached hereto to reflect changes therein as have occurred after (but not before) the date of this Agreement by providing written notice of such amendment to Purchaser (the "Schedule Amendment"); provided, however, that Seller may not amend the following Schedules without the prior written consent of Purchaser:
1.01(e), 1.01(f) (unless such agreements were entered into in the ordinary course of business), 1.04, 1.05, 3.07, 3.08, 3.13 (unless such agreements were entered into in the ordinary course of business), 5.05, 6.01(g) and 6.01(h). Upon delivery of a Schedule Amendment to Purchaser, and, if required by the foregoing proviso, upon Purchaser's written consent to such Schedule Amendment, this Agreement shall be amended to include such Schedule Amendment.

     5.09. Reports to Seller. For purposes of Seller's calculation of commissions due its employees, Purchaser shall on a monthly basis, no later than the tenth (10th) calendar day following the end of such month, provide Seller with a report of the accounts receivable collected in such month which relate to sales made by Seller's employees prior to the Closing Date. Such obligation shall end upon the second anniversary of the Closing Date.

                                   ARTICLE 6.

                           CONDITIONS TO OBLIGATIONS

     6.01. Conditions to Purchaser's Obligations. Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions.

          (a) Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement shall be true and accurate in all material respects as of the Closing Date with the same effect as if made on and as of the Closing Date.

          (b) Performance. The Seller shall have performed and complied with all material agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) No Material Adverse Changes. No portion of the Transferred Assets shall have been damaged, destroyed or taken by condemnation to such an extent that the substantial operation of the Business cannot continue. The Business shall not have suffered or become subject to changes of any kind or nature that either individually or in the aggregate materially adversely affect the ability of the Business to continue its business taken as a whole.

          (d) Transfer Instruments. The Seller shall have delivered to the Purchaser all documents, duly executed, referred to in Section 2.02 of this Agreement.

          (e) Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel and the Purchaser and its counsel shall have received all such originals or certified copies of such copies of such documents as it may reasonably request.

          (f) Absence of Litigation. There shall be no Action pending or threatened that seeks to invalidate or set aside, in whole or in part, this Agreement; to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of the transactions contemplated hereby; or to obtain damages in connection therewith.

          (g) Assignments. The Seller shall have obtained consents to the assignment to the Purchaser of those Material Agreements, trademarks and trade names to be included in the Transferred Assets set forth on Schedule 6.01(g).

          (h) Employment of Seller's Employees. Purchaser shall have successfully negotiated and agreed on terms and conditions of employment with (a) those key employees listed on Schedule 6.01(h), and (b) no less than 90% of Seller's District Managers, 70% of Seller's District Sales Representatives, and 50% of the remainder of Seller's field personnel; provided that the key employees listed on Schedule 6.01(h) shall be included in the calculation of the percentages in this Section 6.01(h).

          (i) Shareholder Approval. The shareholders of Seller shall have, in accordance with applicable law and the articles of incorporation and by-laws of Seller, approved this Agreement and the transactions contemplated hereby.

     6.02. Conditions to Seller's Obligations. Each and every obligation of the Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions.

          (a) Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be true and accurate in all material respects as of the Closing Date with the same effect as if made on and as of the Closing Date.

          (b) Performance. The Purchaser shall have performed and complied with all material agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Seller and its counsel and the Seller and its counsel shall have received all such originals or certified copies of such copies of such documents as it may reasonably request.

          (d) Absence of Litigation. There shall be no Action pending or threatened that seeks to invalidate or set aside, in whole or in part, this Agreement; to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of the transactions contemplated hereby; or to obtain damages in connection therewith.

          (e) Transfer Instruments and Other Items. The Purchaser shall have delivered to the Seller all documents, duly executed, and other items referred to in Section 2.03 of this Agreement.

          (f) Consent to Assignments. The lessors of Sellers facilities located at 2445 Gateway Drive, Suite 150, Irving, Texas 75063 and 3242 Skyway Circle North, Irving, Texas 75038 shall have consented to the assignment of the leases covering such facilities; or Purchaser shall have agreed to sublease such facilities from Purchaser according to the same terms Seller currently leases such facilities, and such sublease is permitted under the applicable lease.

          (g) Shareholder Approval. The shareholders of Seller shall have, in accordance with applicable law and the articles of incorporation and by-laws of Seller, approved this Agreement and the transactions contemplated hereby. Provided however that Seller shall have complied with its obligations set forth in Section 5.07 hereof.

                                   ARTICLE 7.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     7.01. Survival of Representations and Warranties. Notwithstanding the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing hereunder, the representations and warranties of the Seller contained in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing as follows:

          (a) Claims for breach of any representation or warranty relating to title to the Transferred Assets or products liability matters shall survive this Agreement indefinitely, and there shall be no time limit within which to bring a claim;

          (b) Claims for breach of any representation or warranty relating to the payment taxes, or compliance with tax laws, whether federal, state, or local, shall survive the Closing for the relevant statute(s) of limitations plus three months; and

          (c) Claims for breach of any other representation or warranty not set forth in Section 7.01 subsections (a) and (b) shall survive the Closing for a period of 18 months.

     7.02. Indemnification. Subject to Section 7.01 above, from and after the Closing, the Seller and the Purchaser each shall indemnify and save harmless, the party seeking indemnification and its officers, directors, employees and advisers (the "Indemnified Party") from and against any loss, claim, liability, expense (including reasonable attorney's fees) or other damage of any kind or nature (collectively the "Damages") caused the Indemnified Party by or arising out of (a) the failure by the party against which indemnification is sought (the "Indemnifying Party") to perform any covenant or agreement required to be performed by it in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; (b) any breach of warranty or misrepresentation in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; or (c) failure of either party to fulfill its obligation regarding liability as apportioned in Section 1.02 above. The Indemnified Party shall notify the Indemnifying Party in writing, within the limitations period as set forth in Section 7.01 above, and in accordance with Section 8.04 below.

     7.03. Conditions of Indemnification. The respective obligations and liabilities of Seller and Purchaser (the "Indemnifying Party") to the Indemnified Party under Section 7.02 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleadings, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleadings, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing (reasonably acceptable to the Indemnified Party) (Purchaser and Seller hereby agree that each of Jackson & Walker L.L.P. and Kane, Russell, Coleman & Logan, P.C., is an acceptable legal representative) and at its own expense; provided that the Indemnified Part may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, in which case, if the Indemnified Party informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and appropriate local counsel) at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party).

          (b) Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party.

          (c) Notwithstanding any other provision of this Agreement to the contrary, (i) the Purchaser shall be entitled to indemnification only for those Damages in excess of $100,000 in the aggregate (it being agreed that Purchaser shall bear the first $100,000 of Damages), and (ii) in no event shall the Seller be liable under or with respect to this Agreement for any Damages or any portion of any Damages in excess of $7,200,000 in the aggregate.

                                   ARTICLE 8.

                            MISCELLANEOUS PROVISIONS

     8.01. Public Announcements. Except as the other party hereto shall authorize in writing or as required by law, including without limitation, applicable securities laws, the parties hereto shall not, and shall cause their respective officers, directors, employees, affiliates and advisors not to disclose any matter or matters relating to this transaction to any person not an officer, director, employee, affiliate or advisor of such party. The Purchaser and Seller shall discuss, and offer input regarding the content of any statement or communication to the government (but not to the public or the press, to which statements and communications must be approved by both the Purchaser and the Seller), prior to issuing any such statement or communication regarding the transactions contemplated by this Agreement.

     8.02. Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.03. Fees and Expenses. Each of the parties shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement including, without limitation, any fees, expenses or commissions of any of its advisors, agents, finders or brokers. The Purchaser shall indemnify the Seller against any claims of third parties of any brokerage, finder's agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its respective advisors or representatives. The Seller shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Seller or its advisors or representatives. Notwithstanding the above, Purchaser shall at the Closing reimburse Seller for the costs of holding the shareholders' meeting discussed in Section 5.07 above (but not to exceed $50,000 in the aggregate).

     8.04. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and mailed by certified mail, faxed with a copy by certified mail or delivered by courier with signature required for delivery:

(a) If to Seller prior to Closing, to:     Medical Alliance, Inc.
                                           2445 Gateway Drive, Suite 150
                                           Dallas, Texas 75063
                                           Fax No. (972) 550-7330
                                           Attn: Chief Executive Officer

    with a copy to:                        Richard F. Dahlson
                                           Jackson Walker L.L.P.
                                           901 Main Street, Ste. 6000
                                           Dallas, Texas 75202
                                           Fax No. (214) 953-6137

(b) If to Seller after Closing, to:        Richard F. Dahlson
                                           Jackson Walker L.L.P.
                                           901 Main Street, Ste. 6000
                                           Dallas, Texas 75202
                                           Fax No. (214) 953-6137

(c) If to the Purchaser, to:               ICN Pharmaceuticals California, Inc.
                                           c/o ICN Pharmaceuticals, Inc.
                                           3300 Hyland Avenue
                                           Costa Mesa, California 92626
                                           Fax No. (714) 641-7274
                                           Attention: General Counsel

     All notices that are addressed as provided in this Section 8.04, (a) if delivered personally against proper receipt or by fax with copy by certified mail shall be effective upon delivery, and (b) if delivered by certified by registered mail with postage prepaid or by Federal Express or similar Courier service with courier fees paid by the sender shall be effective upon receipt.

     8.05. Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser may assign any or all of the rights, interests or obligations hereunder to an affiliated entity without the prior written consent Seller, however any such assignment by Seller shall require the prior written consent of Purchaser. Any assignment that is in violation of this
Section 8.05 shall be void ab initio.

     8.06. Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to or effect of the conflicts of laws provisions thereof.

     8.07. Severability. The parties agree that each of the provisions of this Agreement shall stand on its own, and in the event any portion of the Agreement is deemed invalid, unlawful, or unenforceable, the remainder of the Agreement shall remain in full force and effect, as though the invalid, unlawful, or unenforceable provision or provisions were originally omitted.

     8.08. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.


MEDICAL ALLIANCE, INC.                                 ICN PHARMACEUTICALS CALIFORNIA INC.
                                                       By: /s/ MARK TAYLOR
By: /s/ PAUL HERCHMAN                                  -----------------------------------------------------
                                                           Mark Taylor
-----------------------------------------------------      Attorney-in-Fact
    Paul Herchman
    Chief Executive Officer

                                                                      APPENDIX B

CONFIDENTIAL

October 3, 2000

Board of Directors
Medical Alliance, Inc.
2445 Gateway Drive, Suite 150
Irving, Texas 75063

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Medical Alliance, Inc. ("MAI" or the "Company") of the consideration to be received pursuant to the terms and subject to the conditions set forth in the asset purchase agreement dated September 18, 2000 (the "Agreement"), between ICN Pharmaceuticals, Inc. ("ICN") and MAI. As more fully described in the Agreement, MAI will sell to ICN, with limited exceptions, all of its rights, titles, interests, properties, assets and liabilities in the business of MAI including, but not limited to, all inventories, supplies, printed materials, prepaid expenses, fixtures, furniture, machinery, equipment, patents, inventions, contracts, permits, licenses, books, records, and vehicles (collectively, the "Medical Business") for consideration of $14.4 million in cash (the "Asset Sale").

     In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives of MAI concerning the operations and prospects of the Medical Business. We examined certain available business and financial information relating to the Medical Business as well as certain financial forecasts and other information and data for the Medical Business which were provided to or otherwise discussed with us by the management of MAI. We reviewed the financial terms of the Agreement in relation to, among other things, the historical and projected earnings and other operating data of the Medical Business and the financial condition of the Medical Business and the reported prices and trading activity of the Company's stock. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Asset Sale and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Medical Business. In connection with our engagement, we approached approximately 80 third parties to solicit indications of interest in the acquisition the Medical Business, and approximately 27 third parties received confidential information regarding the Medical Business.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not been requested to evaluate, and have not evaluated, the potential tax or other financial impact of the Asset Sale on MAI or the redeployment of all or any part of the cash consideration received by MAI from the Asset Sale.

     We have acted as financial advisors to MAI in connection with the Asset Sale and will receive a fee contingent upon the consummation of the Asset Sale. We also will receive a fee upon the delivery of this opinion. In the ordinary course of business, Hoak Breedlove Wesneski & Co. and its affiliates may actively trade the equity securities of the Company for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MAI, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Asset Sale. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Hoak Breedlove Wesneski & Co.

Board of Directors
Medical Alliance, Inc.
October 3, 2000
Page Two

be made, without our prior written consent, except that this letter may be disclosed in connection with any proxy statement used in connection with the Asset Sale.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof $14.4 million in cash to be received by MAI from the Asset Sale is fair from a financial point of view to the Company.

                                            Very truly yours,

                                            HOAK BREEDLOVE WESNESKI & CO.

                                            By:     /s/ ALAN K. PIERCE
                                              ----------------------------------
                                              Alan K. Pierce, Vice President

                            AUDIT COMMITTEE CHARTER

     The Board of Directors (the "Board") of Medical Alliance, Inc., a Texas corporation (the "Company"), approves and adopts the following Audit Committee Charter to specify the composition, roles and responsibilities of the Audit Committee. As used in this Charter, (i) "Company" includes the Company and its subsidiaries unless the context otherwise requires, (ii) "Nasdaq" means the Nasdaq National Market and (iii) "SEC" means the Securities and Exchange Commission.

PURPOSE

     The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting, financial reporting and related matters described below.

COMPOSITION

     The Audit Committee shall consist of not less than three members, comprised solely of independent directors, each of whom shall not have:

     - been employed by the Company or its affiliates in the current or past three years;

     - accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year, except for board service, retirement plan benefits or non-discretionary compensation;

     - an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

     - been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments, other than those which arise solely from investments in the Company's securities, that exceed five percent of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

     - been employed as an executive of another entity where any of the Company's executives serve on such entity's compensation committee. [Nasdaq 4200(a)(14)]

     In addition, each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Moreover, at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any comparable experience or background which results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. [Nasdaq 4310(c)(26)(B)(i)] The qualifications required of Audit Committee members shall be interpreted in conformity with Rules 4200(a)(14) and 4310(c)(26)(B) of the Nasdaq Marketplace Rules.

     The Chairman of the Audit Committee shall be designated by the Board; provided that if a Chairman is not designated by the Board or present at a meeting, the Audit Committee may designate a Chairman by majority vote of the Audit Committee members then in office.

ROLES AND RESPONSIBILITIES

  Relationship with the Outside Auditors

     The Company's outside auditors are ultimately responsible to the Board and the Audit Committee, as representatives of the Company's shareholders. [Nasdaq 4310(c)(26)(A)(iii)]

     The Board and the Audit Committee, as the Company's shareholders representatives, have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement). [Nasdaq 4310(c)(26)(A)(ii) and (iii)] The Audit Committee also has the authority and responsibility to evaluate and make recommendations to the Board regarding the selection and replacement of outside auditors (or the nomination of the outside auditors to be proposed for stockholder approval in any proxy statement). [Nasdaq 4310(c)(26)(A)(ii) and
(iii)]

     The Audit Committee has the further authority and responsibility to review the fees charged by the outside auditors, the scope of their engagement and proposed audit approach and to recommend such review or auditing steps as the Audit Committee may consider desirable.

     The Audit Committee shall review and confirm the independence of the outside auditors by requiring that the outside auditors submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the outside auditors and its related entities and the Company and its related entities, engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and taking, or recommending, that the Board take appropriate action to oversee the independence of the outside auditors. [Nasdaq 4310(c)(26)(A)(ii)] In addition to disclosing all relationships between the outside auditors and its affiliates and the Company and its affiliates, the outside auditors' formal written statement shall also contain a confirmation that, in the outside auditors' professional judgment, it is independent of the Company within the meaning of the federal securities laws. [Nasdaq 4310(c)(26)(A)(ii) and Independence Standards Board Standard No. 1]

     Management is responsible for preparing the Company's financial statements. The Company's outside auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities.

  Internal Controls

     In consultation with management and the outside auditors, the Audit Committee shall consider the Company's significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

     The Audit Committee shall consider the extent to which internal control recommendations made by outside auditors have been implemented by management.

     The Audit Committee shall request that the outside auditors keep the Audit Committee informed about fraud, illegal acts and deficiencies in internal controls that come to their attention and such other matters as the outside auditors conclude should be brought to the attention of the Audit Committee.

  Financial Reporting

     General

     The Audit Committee shall review with management and the outside auditors significant accounting and reporting issues applicable to the Company, including recent professional and regulatory pronouncements, and their impact on the financial statements.

     Annual Financial Statements

     The Audit Committee shall meet with management and the outside auditors to review the annual financial statements and the results of the annual audit prior to the release to the public of the results of operations for each fiscal year. [SEC SK sec. 306(a)(1)]

     The Audit Committee shall review the annual financial statements prior to release to the public or filing with the SEC. [SEC SK sec. 306(a)(1)]

     The Audit Committee shall consider management's handling of proposed audit adjustments identified by the outside auditors.

     The Audit Committee shall discuss with management and the outside auditors any significant changes to the Company's accounting principles, the degree of aggressiveness or conservatism of the accounting principles and underlying estimates used in the preparation of the Company's financial statements, and any items required to be communicated by the outside auditors in accordance with Statement of Auditing Standards ("SAS") No. 61. [SEC SK sec. 306(a)(2) and note 29 to SEC Release 34-42266]

     Based on the review and discussions with management and outside auditors contemplated by this Charter, the Audit Committee shall recommend to the Board whether the audited annual financial statements be included in the Company's Form 10-K Annual Report. [SEC SK sec. 306(b)(4)]

     Interim Financial Statements

     The Audit Committee shall meet with management and the outside auditors to review the interim financial statements and the results of the auditors' review thereof prior to the release to the public of the results for each quarter.

     The Audit Committee shall review the quarterly financial statements prior to release to the public or filing with the SEC.

  Compliance with Laws and Regulations

     The Audit Committee shall review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation of and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

  Compliance with Codes of Conduct

     The Audit Committee shall review the program for monitoring compliance with the codes of conduct.

  Other Responsibilities

     The Audit Committee may meet with the outside auditors, management and any employee seeking to meet with the Audit Committee about any matter within its purview in separate executive sessions to discuss any matters that the Committee or these persons believe should be discussed privately.

     The Audit Committee shall review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements.

     The Audit Committee shall perform other oversight functions as requested by the Board.

  Charter Scope

     The Audit Committee shall review and reassess the adequacy of this Charter at least annually. [Nasdaq 4310(c)(26)(A)]

     The Audit Committee shall submit this Charter to the Board for approval, and have the Charter published at least every three years in accordance with the rules of the SEC from time to time in effect. [SEC Schedule 14A Item 7(e)(iv)(A)]

  Reporting Responsibilities

     The Audit Committee shall regularly update the Board about Audit Committee activities and make appropriate recommendations.

     The Audit Committee shall annually prepare a report to stockholders as required by SEC rules for inclusion in the Company's proxy statement. [SEC SK sec. 306; SEC Schedule 14A Item 7(e)(3)]

MEETINGS

     The Audit Committee shall meet at least four times annually and may meet more frequently as circumstances dictate.

     Meetings of the Audit Committee may be in person or by conference call in accordance with the Bylaws of the Company.

     Meetings of the Audit Committee shall be held at such time and place, and upon such notice, as the Chairman of the Audit Committee may from time to time determine.

     The Chairman of the Audit Committee shall develop the agenda for each meeting and in doing so may consult with management and the outside auditors.

     Except as specifically provided in this Charter, the provisions of the Bylaws of the Company with respect to committees of the Board shall apply to the Audit Committee.

AUTHORITY

     The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the outside auditors as well as anyone in the Company.

     The Audit Committee shall have the ability to retain, at the Company's expense, such special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

     The Audit Committee may from time to time delegate to its Chairman or any of its members the responsibility for any particular matters.

                             MEDICAL ALLIANCE, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 7, 2000

                                      PROXY

         The undersigned hereby appoints Paul R. Herchman and Mark A. Novy, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medical Alliance, Inc. ("Medical Alliance") to held on Thursday, December 7, 2000, at the Harvey Hotel, 4545 John Carpenter Freeway Irving, Texas 75063, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

         The proxy, when properly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted (i) FOR the approval of the transactions contemplated by the Asset Purchase Agreement, as described in the accompanying Proxy Statement, including the sale of substantially all of the assets constituting the medical business of Medical Alliance; (ii) FOR the approval to amend Medical Alliance's Articles of Incorporation to change the name of Medical Alliance to MAII Holdings, Inc.;
(iii) FOR the election of the three nominees for director; and (iv) in the discretion of the proxyholders on any other matters that may properly come before the meeting and any adjournments thereof. Each of the foregoing are proposals of Medical Alliance.

         The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

(change of address)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


------------------------------------------- (if you have written in the above space, please mark the corresponding box on the reverse side of this card)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                            o FOLD AND DETACH HERE o

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE. PLEASE MARK FOR EACH DIRECTOR NOMINEE YOUR VOTES AS [X] INDICATED IN THIS EXAMPLE.

(1) Approval of the transactions contemplated by the Asset Purchase Agreement, as described in the Proxy Statement accompanying this Proxy, including the sale of substantially all of the assets constituting the medical business of Medical Alliance.

FOR                  AGAINST                           ABSTAIN

[ ]                  [ ]                               [ ]

(2) Approval of an amendment to Medical Alliance's Articles of Incorporation to change the name of Medical Alliance to MAII Holdings, Inc.

FOR                  AGAINST                           ABSTAIN

[ ]                  [ ]                               [ ]

(3) Election as Directors of the three nominees listed below (except as indicated to the contrary below)

 FOR all         WITHHOLD AUTHORITY           INSTRUCTION: To withhold authority to vote for any individual nominee, check the
 nominees        to vote on one or more       Withhold box and write the nominee's name on the space provided opposite his name.
listed to        nominees listed to the
the right        right, but vote FOR          Gary Hill
                 the remaining nominees                ------------------------------------
  [ ]            [ ]                          Leon Pritzker
                                                           --------------------------------
                                              Richard Dahlson
                                                             ------------------------------

(4) With discretionary authority as to such other matters as may properly come before the Annual Meeting.


                                                        CHANGE
                                                        OF    [ ]
                                                        ADDRESS

SIGNATURE                                               SIGNATURE                                      DATE
         --------------------------------------------            ------------------------------------       ------------------
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
      ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
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                            o FOLD AND DETACH HERE o